     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 2000



                                                      REGISTRATION NO. 333-37680

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                             PINNACLE HOLDINGS INC.
             (Exact name of Registrant as specified in its charter)

               DELAWARE                                65-0652634
     (State or other jurisdiction                   (I.R.S. Employer
   of incorporation or organization)               Identification No.)

                             ---------------------

          301 NORTH CATTLEMEN ROAD, SUITE 300, SARASOTA, FLORIDA 34232

                                 (941) 364-8886

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)



                                JEFFREY J. CARD


                   CHIEF FINANCIAL OFFICER AND VICE PRESIDENT

                             PINNACLE HOLDINGS INC.

          301 NORTH CATTLEMEN ROAD, SUITE 300, SARASOTA, FLORIDA 34232

                                 (941) 364-8886

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------
                                    COPY TO:

                           CHESTER E. BACHELLER, ESQ.
                              HOLLAND & KNIGHT LLP

            400 NORTH ASHLEY DRIVE, SUITE 2300, TAMPA, FLORIDA 33602

                PHONE: (813) 227-6431       FAX: (813) 229-0134
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]


                        CALCULATION OF REGISTRATION FEE



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                                                                        PROPOSED              PROPOSED
                                                     AMOUNT              MAXIMUM              MAXIMUM              AMOUNT OF
             TITLE OF SECURITIES                      TO BE          OFFERING PRICE          AGGREGATE           REGISTRATION
               TO BE REGISTERED                   REGISTERED(1)         PER UNIT        OFFERING PRICE(1)(2)       FEE(3)(9)
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities(4)............................
Preferred Stock, par value $0.001 per
  share(5)....................................
Common Stock, par value share(6)..............                             N/A             $868,728,755
Depositary Shares(7)..........................                                                                     $237,600
Warrants(8)...................................
Selling Stockholder Common Stock, par value
  $.001 per share.............................       569,500               (2)              $31,271,245
        Total.................................                                             $900,000,000
---------------------------------------------------------------------------------------------------------------------------------
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


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(Footnotes from previous page)



(1) In no event will the aggregate maximum initial price of all securities issued pursuant to this Registration Statement exceed $900,000,000, or the equivalent thereof in foreign currencies or currency units. Any securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.



(2) Calculated based upon the average of high and low prices reported on the Nasdaq Stock Market's National Market on August 3, 2000, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.



(3) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.



(4) Subject to footnote 1, there is being registered hereunder an indeterminate principal amount of Debt Securities as may be sold, from time to time, by the Company. Such amount shall be increased, if any Debt Securities are issued at an original issue discount, by an amount such that the net proceeds to be received by the Company shall be equal to the above amount to be registered. Also, in addition to any Debt Securities that may be issued directly under this Registration Statement, there is being registered hereunder such indeterminate amount of Debt Securities as may be issued upon conversion or exchange of other Debt Securities, Preferred Stock or Depositary Shares of the Company, for which no consideration will be received by the Company, or upon exercise of Warrants registered hereby.



(5) Subject to footnote 1, there is being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by the Company. There also is being registered hereunder an indeterminate number of shares of Preferred Stock as shall be issuable upon exercise of Warrants registered hereby. In addition, there is being registered hereunder such indeterminate number of shares of Preferred Stock, for which no consideration will be received by the Company, as may be issued upon conversion or exchange of Debt Securities of the Company.



(6) Subject to footnote 1, there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Company. There also is being registered hereunder an indeterminate number of shares of Common Stock as may be issuable upon conversion of the Debt Securities or the Preferred Stock or upon exercise of Warrants registered hereby. The aggregate amount of Common Stock registered hereunder is limited, solely for purposes of any at the market offering, to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933, as amended.



(7) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts, representing a fractional interest of a share of Preferred Stock.



(8) Subject to footnote 1, there is being registered hereunder an indeterminate number of Warrants representing rights to purchase Debt Securities, shares of Common Stock or Preferred Stock or Depositary Shares of the Company registered hereby.



(9) Entire fee was previously paid with filing of registration statement on May 23, 2000.

                                EXPLANATORY NOTE



     This registration statement consists of a prospectus followed immediately by a preliminary prospectus supplement that is currently anticipated to promptly be used by the registrant in connection with an offering of a portion of the common stock registered pursuant to this registration statement.

PROSPECTUS

PINNACLE HOLDINGS INC.

$900,000,000
DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK,
DEPOSITARY SHARES AND WARRANTS

When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

Our common stock is traded on the Nasdaq National Market under the symbol
"BIGT."


Up to 569,500 shares of common stock may be offered by certain selling stockholders. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."



INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS PROSPECTUS.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


THE DATE OF THIS PROSPECTUS IS AUGUST 4, 2000.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
About This Prospectus.......................................    3
Recent Developments.........................................    3
Disclosure Regarding Forward-Looking Statements.............    8
Risk Factors................................................   10
Use of Proceeds.............................................   23
Dividend Policy.............................................   23
Ratio of Earnings to Fixed Charges and Preferred Stock
  Dividends.................................................   24
Management..................................................   25
The Securities..............................................   27
Description of Debt Securities..............................   27
Description of Capital Stock................................   36
Description of Depositary Shares............................   38
Description of Warrants.....................................   41
Selling Stockholders........................................   41
Plan of Distribution........................................   42
Legal Matters...............................................   43
Experts.....................................................   43
Where You Can Find More Information.........................   43
Incorporation by Reference..................................   43


                           -------------------------

     You should rely only on the information contained in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

     The information in this prospectus or any supplement may not contain all of the information that may be important to you. You should read the entire prospectus or any supplement, as well as the documents incorporated by reference in the prospectus or any supplement, before making an investment decision.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."


     When used in this prospectus and any prospectus supplement, the terms "Pinnacle," "we," "our," "us" and the "Company" refer to Pinnacle Holdings Inc. and its subsidiaries. The following summary contains basic information about us. It likely does not contain all the information that is important to you. We encourage you to read this entire prospectus and the documents we have referred you to.



                              RECENT DEVELOPMENTS



OUR ENTRY INTO THE COLOCATION FACILITIES MARKET



     We recently announced the acquisition of two carrier neutral colocation facilities in St. Louis and our intent to acquire a colocation facility and a planned colocation facility in Dallas for an aggregate cash purchase price of $209.4 million. We also acquired two carrier neutral colocation facilities and intend to acquire a third facility, all of which are located in Texas, for an aggregate purchase price of $11.6 million. Colocation facilities are buildings primarily used to house the equipment of multiple communications carriers and to provide access to communications networks. Carrier neutral colocation facilities are independently-owned facilities that provide interconnectivity to multiple communications carriers versus carrier-owned facilities that offer interconnectivity to their own network. Similar to our communications site leasing business, tenants pay according to the space they require. Colocation facility providers are required to maintain the physical building and each tenant is required to maintain its own equipment. The buildings include climate control, electrical power, access risers and sufficient reinforcement to support the weight of tenants' equipment and are generally located adjacent to wireline or wireless communications networks. As with our core site leasing business, we believe colocation facilities are characterized by:



     - high growth driven by continuing demand for voice, data and Internet services;



     - stable and recurring cash flow from a diversified customer base;



     - substantial barriers to entry; and



     - potential for improved margins, as tenants are added to facilities without a proportional increase in operating expense.



  The Colocation Facilities Industry



     The colocation facilities market came into existence after the passage of the Telecommunications Act of 1996. The act forced incumbent local exchange carriers (typically, regional Bell operating companies) to open their central offices to competitive local exchange carriers' equipment and forced interexchange carriers to open their long distance switching centers to both long-haul fiber optic carriers and Internet backbone carriers. Competitive local exchange carriers are the local phone companies that compete with the incumbent local exchange carriers. Interexchange carriers are typically known as long distance carriers. As existing central offices reached full capacity, the market for colocation facilities emerged. More recently, carrier neutral colocation facilities have evolved to house competitive local exchange carriers, computer equipment for Internet backbone carriers, Internet-related service providers, application service providers and other communications related service providers.



     Wireless and wireline companies require colocation facilities to connect to the central office of the incumbent local exchange carrier and long-haul fiber optic network providers. Local exchange carriers operate central offices which house equipment that connects calls to and from customers. Generally, the incumbent local exchange carrier will operate one or more primary central offices in a downtown hub site that connect to their network of outlying central offices. Colocation facilities that are located near these central office sites are more valuable than those that are not because the cost of connections to and from these central office sites are based on distance. In addition to connecting to incumbent local exchange carriers' central offices, the tenants of colocation facilities need to connect to the long-haul fiber providers and Internet backbone carriers. The value of a colocation facility is driven by readily available access to all these different types of required connections. The value of a colocation facility is also affected by its ability to:



     - attract strong anchor tenants who can attract other carriers that want to connect to the anchor tenant's network;



     - remain carrier neutral, which creates a competitive environment where smaller customers can switch carriers without physically relocating their equipment; and



     - provide customers with the necessary space and power to house their equipment and expand capacity as customers' needs grow.



     The market for colocation facilities, as with the communications site rental business, is driven by the underlying growth in demand for voice, data and Internet services. While the primary customers for colocation facilities are currently wireline voice, data and video service providers, we believe wireless carriers will continue to increase their use of colocation facilities to aggregate signals for long-haul transport on fiber optic networks. IDC predicts that the colocation segment of the U.S. based dedicated server web hosting services market will grow from an estimated $710.0 million in 2000 to $4.2 billion in 2003.



  Our Colocation Facility Strategy



     We believe our expansion into the carrier neutral colocation facility business has the potential to significantly increase our cash flow while diversifying our customer base and asset portfolio. As a part of our colocation facility growth strategy, we believe we can leverage the experience of our sales force and our site rental expertise to achieve the same level of success that we have attained in the communications site industry. Our strategy focuses on four key points:



     - Acquire Colocation Facilities Where There is Significant Potential for Organic Growth. We will continue to seek to acquire colocation facilities where there is significant opportunity to service multiple telecommunications customers and where significant anchor tenants exist. Additionally, we will seek geographically attractive facilities that have excess capacity to market to new telecommunications customers and the potential to convert non-telecommunications customers into telecommunications customers, which generally pay premium rents.



     - Cross Market Our Wireless Sites and Colocation Facilities. As our wireless customers increasingly seek to avoid using local wireline networks, we intend to market our carrier neutral colocation facilities to our wireless customers as an alternative to the regional Bell operating companies and the incumbent local exchange carriers. Wireless carriers can aggregate their traffic and deliver it to our facilities via microwave for interconnection with fiber optic networks, potentially avoiding the incumbent local exchange carriers' network.



     - Follow Similar Valuation Process We Employ in the Acquisition of Communications Sites. We intend to employ similar criteria to the acquisition of colocation facilities that we have employed in the site rental business. Criteria we will consider include:



      -- the nature of the telecommunications marketplace in the region and the demand for carrier neutral colocation facilities;



      -- the quality of the existing and potential customer base; and



      -- the location and number of competing facilities.



     - Apply Our Communications Sites Integration and Systems Experience to the Integration of Colocation Facilities. We intend to use our centralized management structure to efficiently consolidate our colocation facilities, including the integration of our facilities into our existing portfolio of communications sites and the ongoing monitoring of our portfolio of communications assets.



  Our Recent Colocation Facility Acquisitions



     We recently launched our carrier neutral colocation facility strategy by acquiring two carrier neutral colocation facilities in St. Louis and announcing our intent to acquire a carrier neutral colocation facility and a planned colocation facility site in Dallas. We also acquired two carrier neutral colocation facilities and intend to acquire a third facility, all of which are located in Texas for an aggregate purchase price of $11.6 million. The details of our larger colocation facility acquisitions are as follows:



     - St. Louis Carrier Neutral Colocation Facility Acquisitions. In June 2000, we acquired two carrier neutral colocation facilities in St. Louis, the Valley facility and the Tucker facility, for a cash purchase price of $56.0 million plus fees and expenses. Both facilities are located in the downtown central business district of St. Louis close to Southwestern Bell's Central Offices. The Valley facility is approximately 120,000 square feet and commands a premium over other comparable office and colocation facility buildings in the St. Louis area as a result of having:



      -- a first-to-market advantage;



      -- presence of key anchor tenants, such as MCI Worldcom, Williams
         Communications and Cable & Wireless;



      -- network connectivity; and



      -- infrastructure to support telecommunications customers.



     The Valley facility is almost fully occupied, with approximately 93% of its space is leased to telecommunications customers. Because of the Valley facility's limited capacity for growth, we acquired the Tucker facility. The Tucker facility is a 416,000 square foot carrier neutral colocation facility which is connected to the Valley facility with fiber optics. Consequently, the Tucker facility's customers have access to the same network as the Valley facility's customers. The Tucker facility is 40% occupied and does not currently command premium rents, which we believe primarily results from an inadequate marketing strategy. We believe that we can increase the rent rates for the Tucker facility through increased marketing efforts and by marketing the connectivity between the two buildings. Additionally, the connectivity between the two buildings allows for expansion opportunities for our Valley building tenants.



     - Dallas Carrier Neutral Colocation Facility & Site Acquisitions. We recently signed a definitive agreement to acquire a 464,000 square foot carrier neutral colocation facility, the Univision facility, for approximately $136.0 million plus fees and expenses. We also executed a letter of intent to acquire a 50% interest in a joint venture that would be formed for the purpose of acquiring and constructing a planned colocation facility site located adjacent to the Univision facility. The Univision facility is located in the downtown central business district of Dallas close to the Southwestern Bell Central Offices. The Univision facility has a first-to-market advantage and key anchor tenants, such as MCI Worldcom and Cable & Wireless, which will allow us to charge a higher than average rent rate as compared to our competitors. We believe that because our leases are typically long-term and the costs of relocating are significant, we will continue to experience higher than average rents for the Univision facility. Furthermore, we intend to continue to convert our non-telecommunications leases, which account for approximately 25% of the facility's total square footage, to telecommunications leases, which typically pay higher rent rates. Because the Univision facility is 93% occupied and because we believe the Dallas market will have sufficient demand, we intend to make capital expenditures of approximately $15.0 to $30.0 million to develop the planned site adjacent to the Univision facility, which may include up to 350,000 square feet of additional capacity. We intend to connect the newly-built facility to the Univision facility with fiber optics, which will provide customers of the new facility with network connectivity to the Univision facility. As a result, we believe that the new facility will command premium rents similar to the Univision facility.

  Competition in the Colocation Facility Industry



     We currently have limited direct competition in the market for carrier neutral colocation facilities. Companies offering colocation services can be categorized as either carrier neutral or carrier-owned. Carrier neutral providers include Switch & Data Facilities Company, COLO.COM, CO Space, Equinix, InFlow and IX2 Networks, certain of which are our customers. We believe that some of these carrier neutral competitors lack technical expertise, management experience and financial resources.



     Carrier-controlled providers, as a byproduct of offering access to their networks, also offer colocation space. By offering space, the intent is to lock in a customer for its carrier services and thus achieve pricing leverage for transport services. These tenants often pay high prices for these services, receive poor customer service because colocation is ancillary to these carriers' primary business, and have no flexibility in choosing other carriers. These carrier-controlled providers fall into three main categories:



     - Regional Bell operating companies/competitive local exchange carriers (BellSouth, GTE);



     - Long distance providers (AT&T, MCI Worldcom); and



     - Competitive local access providers (MFS, TCG).



     In addition to telecom firms, traditional real estate firms, including real estate investment trusts ("REIT"), real estate investment corporations and property management firms have recently started providing colocation facility services. These firms have entered the colocation market either independently or in partnership with telecom companies. Such real estate firms include Equity Office Properties Trust, Apollo Real Estate Investment Advisors, CB Richard Ellis Service, Inc. and Cushman & Wakefield Inc.



     Once a customer is located in a facility, we believe it is unlikely that the customer will relocate to another colocation facility, because of the significant costs of customizing leased space and reconfiguring network connects as well as the potential for service interruptions. One of the key components of our colocation facility strategy is to acquire facilities that were first-to-market in the markets where we compete, which we believe will provide us with a competitive advantage over later market entrants.



OUR RECENT AND OTHER PENDING COMMUNICATIONS SITE ACQUISITIONS



     From January 1, 2000 through August 2, 2000, we acquired 1,098 communications sites for an aggregate purchase price of $287.5 million. At August 2, 2000, we have entered into letters of intent or purchase agreements to acquire 852 communications sites for approximately $260.1 million.



OUR CONVERTIBLE NOTES OFFERING



     On March 22, 2000 we completed an offering of $200.0 million aggregate principal amount of our 5.5% convertible subordinated notes due 2007 (the "Convertible Notes Offering") pursuant to Rule 144A under the Securities Act of 1933, as amended. Our net proceeds were approximately $193.5 million, which were used to repay existing debt under our credit facility.



REIT STATUS



     On July 18, 2000, the Internal Revenue Service issued a private letter ruling to Pinnacle Towers III, Inc. ("PT III") confirming that the ownership of, and receipt of income from, its rooftop sites and related equipment will be considered qualifying assets and income for REIT purposes. However, PT III will not elect to be taxed as a REIT for the short period year of 1999. PT III does anticipate making a REIT election for the 2000 calendar year, but there can be no assurance that PT III will satisfy all of the requirements for qualification as a REIT beyond those which were addressed by the private letter ruling. In this regard, shortly before receiving the private letter ruling, PT III discovered that it had been recognizing non-REIT qualifying income at an annualized rate which, if allowed to continue, would result in PT III failing one of the REIT income tests for 2000. PT III is studying steps that it may be able to take for the remainder of the 2000 calendar year in order to satisfy that income test for the 2000 calendar year, which may include the transfer of certain assets to a non-controlled subsidiary of PT III in which PT III will own notes and preferred and common stock constituting a substantial portion of the overall investment therein, but in which certain executive officers of PT III will own in excess of 90% of the voting stock.



SEC INFORMAL INQUIRY



     The Securities and Exchange Commission Staff recently requested information from us and our independent accountants as part of a nonpublic informal inquiry. We are fully cooperating (and intend to continue to cooperate) with the Staff.



     Through communications with the Staff, we believe the inquiry has come to primarily focus on the independence of our independent accountants in light of the scope of non-audit services provided by them to us. However, as the Staff initially focused its inquiry on certain accounting issues associated with our acquisition of Motorola, Inc.'s North American antenna site business, we cannot be certain that the Staff's focus will remain on the independence of our independent accountants and not later refocus on accounting treatment issues.



     Our independent accountants have given their consent to our use of our financial statements they have audited in connection with this prospectus. In addition, another accounting firm that audited certain historical financial statements of the North American Antenna Site Business of Motorola, Inc. that we acquired as a part of the Motorola transaction has given its consent to their use in connection with this prospectus. Our independent accountants have also represented to us in connection with this prospectus that they are in fact independent and that they conducted their audit consistent with their professional obligations. The Staff, however, might not concur with that view. If the Commission determines that our independent accountants were not independent, we might be required to engage a different independent accountant prospectively, and we might be required to seek a re-audit of our previous years' financial statements. We cannot predict the outcome of the Staff's inquiry and what effect, if any, it might have on us.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     We make "forward-looking statements" throughout this prospectus, supplements to this prospectus and in the documents we incorporate by reference into this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "expect" or "anticipate" will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus or in any supplements to this prospectus will happen as described (or that they will happen at all). You should read this prospectus, supplements to this prospectus and documents that we incorporate by reference into this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future. Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, including:


     - the significant considerations discussed in this prospectus supplement;


     - our history of operating losses;


     - our outstanding indebtedness, our ability to pay interest and principal on our debt and restrictions imposed by the terms of our indebtedness;



     - Pinnacle Holdings Inc.'s only source of cash is from distributions from its subsidiaries;


     - our ability to effect our business plan if we do not have the required cash;


     - our short operating history in the carrier neutral colocation facility market and risks associated with the acquisition and buildout of suitable colocation facilities;



     - our ability to successfully identify, complete and integrate acquisitions;



     - our ability to protect our rights in our property, to insure against losses from damage to our communications sites and the effect on our business if we sustain losses in excess of our insurance coverage;


     - risks associated with retaining our significant customers;


     - the impact of competition and the effect of competing technologies on our services;


     - risks associated with construction of new towers;


     - the demand for carrier neutral colocation facilities;


     - our dependence on the wireless communications industry;


     - the impact of service and other interruptions to our colocation facilities;



     - the impact of delays in locating customers in our colocation facilities and our dependence upon third parties to provide network connections to our colocation facilities;



     - our ability to collect payments from some of our colocation facility customers and the impact of our customer mix on the revenues from our colocation facilities;



     - the impact of legislation, governmental regulation and any environmental issues;



     - the loss of key executives;



     - risks associated with expanding our business into foreign countries and the impact of foreign currency exchange rates;



     - our ability to repurchase our notes or repay debt under our credit facility if a change of control occurs;


     - risks concerning potential negative health effects of radio frequency emissions;


     - our ability to maintain our status as a REIT and the impact of federal, state and local tax laws on our income and property;

     - our ability to manage our rapid growth;



     - the liquidity and existence of trading markets for our securities and the volatility in our stock price; and



     - anti-takeover provisions that could affect the sale of Pinnacle Holdings Inc.



     You should read carefully the section of this prospectus under the heading "Risk Factors" beginning on page 10. We assume no responsibility for updating forward-looking information contained in this prospectus, any supplements to this prospectus, and in any documents that we incorporate by reference into this prospectus.

                                  RISK FACTORS

     Before you invest in our securities, you should be aware that the occurrence of any of the events described in this Risk Factors section and elsewhere in this prospectus or in a supplement to this prospectus could have a material adverse effect on our business, financial condition and results of operations. You should carefully consider these risk factors and the specific risks set forth under the caption "Risk Factors" in any supplement to this prospectus, together with all of the other information included in this prospectus or in a supplement to this prospectus and in documents we incorporate by reference before you decide to purchase our securities. This prospectus contains forward-looking statements that involve risks and uncertainties.

WE HAVE A HISTORY OF OPERATING LOSSES. WE HAVE GENERATED LOSSES FROM OPERATIONS AND NEGATIVE CASH FLOW, AND WE MAY CONTINUE TO DO SO.


     We have incurred losses from continuing operations in each of the fiscal years since our inception. As a result, for the years ended December 31, 1997, 1998 and 1999, and for the three months ended March 31, 2000, our earnings were insufficient to cover combined fixed charges by approximately $8.5 million, $39.7 million, $63.8 million and $22.2 million, respectively. We expect to continue to experience net losses in the future, principally due to interest charges on outstanding indebtedness and substantial charges relating to depreciation of our existing and future assets. These net losses may be greater than the net losses we have experienced in the past.



OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION; WE MAY INCUR SUBSTANTIALLY MORE DEBT.



     We have a high level of indebtedness. As of March 31, 2000, we had approximately $830.4 million of indebtedness outstanding.


     Our high level of indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to our indebtedness;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to obtain additional financing;

     - require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness thereby, reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures or other general corporate purposes;


     - limit our flexibility in planning for, or reacting to, changes in our business and the industry; and


     - place us at a competitive disadvantage relative to our competitors with less debt.

     We may incur substantial additional debt in the future. The terms of our outstanding debt do not fully prohibit us from doing so. If new debt is added to our current levels, the related risks described above could intensify.

WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS AND MEET OUR OTHER LIQUIDITY NEEDS. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to meet our debt service and other obligations will depend on our future performance, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are, to a large extent, beyond our control. We anticipate the need for substantial capital expenditures in connection with our future expansion plans.

     If we are unable to generate sufficient cash flow from operations to service our indebtedness and fund our other liquidity needs, we will be forced to adopt an alternative strategy that may include reducing, delaying or eliminating acquisitions, tower construction and other capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, and the implementation of any of these alternative strategies could have a negative impact on our business. We may also need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

THE TERMS OF OUR INDEBTEDNESS IMPOSE SIGNIFICANT RESTRICTIONS ON US.


     Certain provisions of the indenture governing our 10% senior discount notes due 2008 contains covenants that restrict our ability to:


     - incur additional indebtedness;

     - incur liens;

     - make investments;

     - pay dividends or make certain other restricted payments;

     - consummate certain asset sales;


     - consolidate with any other person; and


     - sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.


     In addition, our credit facility requires us to comply with certain financial ratios and tests, under which we are required to achieve certain financial and operating results. Our ability to meet these financial ratios and tests may be affected by events beyond our control, and we cannot assure you that they will be met. Our credit facility also restricts our ability to enter into a new line of business such as colocation facilities. We intend to seek a waiver of that provision so that we can consummate the proposed acquisition of a carrier neutral colocation facility located in Dallas and others. There is no assurance that we will obtain such a waiver. If we cannot consummate the acquisition of the colocation facility in Dallas because of our failure to obtain a waiver, we will forfeit our $1.2 million deposit made in connection with the execution of the related purchase agreement. In the event of a default under our credit facility, the lenders may declare the indebtedness immediately due and payable, which would result in a default under the indenture governing our 10% senior discount notes. We cannot assure you that we will have sufficient assets to pay indebtedness outstanding under our credit facility or our 10% senior discount notes. Any refinancing of our credit facility is likely to contain similar restrictive covenants.


THE DEBT SECURITIES WILL BE EFFECTIVELY JUNIOR TO ALL OF OUR SECURED
OBLIGATIONS.


     The debt securities will be unsecured obligations of Pinnacle Holdings Inc. The debt securities will be effectively junior in right of payment to all secured indebtedness of Pinnacle. Upon any distribution of assets pursuant to any liquidation, insolvency, dissolution, reorganization or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full from the proceeds of the collateral securing such secured indebtedness before the holders of the debt securities will be entitled to receive any payment with respect thereto. As a result, the holders of the debt securities may recover proportionally less than holders of secured indebtedness of Pinnacle. As of March 31, 2000, Pinnacle had approximately $326.7 million of secured indebtedness outstanding and the capacity to borrow an additional $195.1 million of secured indebtedness under our credit facility.


PINNACLE HOLDINGS INC. IS A HOLDING COMPANY. ITS ONLY SOURCE OF CASH IS FROM DISTRIBUTIONS FROM ITS SUBSIDIARIES.


     Pinnacle Holdings Inc. is a holding company with no operations of its own and conducts all of its business through its subsidiaries. Pinnacle Holdings Inc.'s only significant asset is the outstanding capital stock of its subsidiaries. Pinnacle Holdings Inc. is wholly dependent on the cash flow of its subsidiaries and dividends and distributions to it from its subsidiaries in order to service its current indebtedness, including payment of principal, premium, if any, and interest on any indebtedness of Pinnacle Holdings Inc., and any of its future obligations. Pinnacle Holdings Inc.'s subsidiaries are separate and distinct legal entities and will have no obligation contingent or otherwise, to pay any amounts due pursuant to any indebtedness of Pinnacle Holdings Inc. or to make any funds available therefore. The ability of Pinnacle Holdings Inc.'s subsidiaries to pay such dividends and distributions will be subject to, among other things, the terms of any debt instruments of its subsidiaries then in effect and applicable law.



     Pinnacle Holdings Inc.'s rights, and the rights of its creditors, to participate in the distribution of assets of any of its subsidiaries upon such subsidiary's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that Pinnacle Holdings Inc. is itself reorganized as a creditor of such subsidiary in which case our claims would still be subject to the claims of any secured creditor of such subsidiary. As of March 31, 2000, the aggregate amount of debt and other obligations of Pinnacle Holdings Inc.'s subsidiaries (including long-term debt, guarantees of Pinnacle Holdings Inc.'s debt, current liabilities and other liabilities) was approximately $586.1 million.


WE WILL NOT BE ABLE TO EFFECT OUR BUSINESS PLAN IF WE DO NOT HAVE THE REQUIRED CASH.


     Our business plan is largely dependent upon the acquisition of additional suitable communications sites and the construction of new towers at prices we consider reasonable in light of the revenue we believe we will be able to generate from such sites when acquired or constructed. In addition, we may incur significant costs to maintain, retrofit or upgrade our colocation facilities to meet the demands of our tenants or technology changes. We will need significant additional capital to finance future acquisitions of communications sites as well as our tower construction plan and other capital expenditures, including colocation facilities. During 1997, 1998, 1999 and the three months ended March 31, 2000, we made capital investments in the aggregate of approximately $89.5 million, $373.6 million, $551.7 million and $176.3 million, respectively, in communications site acquisitions, site upgrades and new tower construction. We currently estimate that capital investments, including colocation facilities, will be at least $607.6 million in 2000. To the extent that we commit to additional significant acquisition opportunities beyond those we have identified and currently believe it is probable that we will complete, that amount may materially increase.



     We historically have financed our capital expenditures through a combination of borrowings under bank credit facilities, a debt offering, bridge financings, equity issuances, seller financing and cash flow from operations. Significant additional acquisition or tower construction opportunities and our acquisition of colocation facilities will create a need for additional capital financing. In addition, if our revenue and cash flow are not as expected, or if our borrowing base is reduced as a result of operating performance, we may have limited ability to access necessary capital. We cannot assure you that adequate funding will be available as needed or, if available, on terms acceptable to us or permitted under the terms of our existing indebtedness. The terms of additional debt financing could have important consequences to you. In addition, to qualify and remain qualified as a REIT, we must distribute to our stockholders 95% of our taxable income computed without regard to net capital gains and deductions for distributions to our stockholders and 95% of certain foreclosure income. If made, such distributions could reduce the amount of cash available to us to effect our business plan. Insufficient available funds may require us to scale back or eliminate some or all of our planned expansion.


WE DEPEND ON ACQUISITIONS AND THE INTEGRATION OF THOSE ACQUISITIONS INTO OUR BUSINESS.


     Our business plan is materially dependent upon the acquisition of additional suitable communications sites at prices we consider reasonable in light of the revenue we believe we will be able to generate from these sites when acquired. Since our inception, however, the prices of acquisitions within the industry have generally increased over time. Additionally, we compete with certain wireless communications providers, site developers and other independent communications site owners and operators for acquisitions of communications sites, some of which have greater financial and other resources than we have. Increased demand for acquisitions may result in fewer acquisition opportunities for us as well as higher acquisition prices. Our inability to grow by acquisition or to accurately estimate the amount of revenue that will be generated from such acquisitions may affect us adversely. We cannot assure you that we will be able to identify and consummate acquisitions on terms we find acceptable. Certain provisions of our credit facility, our 10% senior discount notes and our 5.5% convertible subordinated notes may limit our ability to effect acquisitions. See "-- The terms of our indebtedness impose significant restrictions on us." Further, we cannot assure you that we will be able to profitably manage and market the space on additional communications sites acquired or successfully integrate acquired sites with our operations and sales and marketing efforts without substantial costs or delays. Acquisitions involve a number of potential risks, including the potential loss of customers, increased leverage and debt service requirements, combining disparate company cultures and facilities and operating sites in geographically diverse markets. Accordingly, we cannot assure you that one or more of our past or future acquisitions may not have a material adverse effect on our financial condition and results of operations.

IF WE FAIL TO PROTECT OUR RIGHTS AGAINST PERSONS CLAIMING SUPERIOR RIGHTS IN OUR COMMUNICATIONS SITES, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     Our real property interests relating to our communications sites consist of fee interests, leasehold interests, private easements and licenses, easements and rights-of-way. For various reasons, we may not always have the ability to access, analyze and verify all information regarding title and other issues prior to completing an acquisition of communications sites. We generally obtain title insurance on fee properties we acquire and rely on title warranties from sellers. Our ability to protect our rights against persons claiming superior rights in communications sites depends on our ability to:

     - recover under title policies, the policy limits of which may be less than the purchase price of the particular site;


     - in the absence of insurance coverage, realize on title warranties given by the sellers, which warranties often terminate after the expiration of a specific period, typically one to three years; and


     - realize on title covenants from landlords contained in leases.

THE LOSS OF ANY SIGNIFICANT CUSTOMER COULD ADVERSELY AFFECT OUR BUSINESS.


     We have certain customers that account for a significant portion of our revenue. As of June 30, 2000, Arch Communications (which acquired MobileMedia Communications in 1999) Nextel, PageNet, Inc. and Motorola represented 9.5%, 6.2%, 4.1% and 3.7% respectively, of our revenue, on a run rate basis. In November 1999, Arch Communications and PageNet announced that the companies had signed a definitive agreement to merge the two companies. Subsequent to the merger the combined company would represent 13.6% of our revenue, on a run rate basis, as of June 30, 2000. Because PageNet is currently seeking reorganization of its business under bankruptcy laws, there is no assurance that the merger will be consummated or that PageNet will be able to manage its operations successfully upon emerging from bankruptcy. The loss of one or more of these major customers, or a reduction in their utilization of our communications site rental space due to their insolvency or other inability or unwillingness to pay, could have a material adverse effect on our business, results of operations and financial condition. In addition, Nextel recently received a ruling from the Federal Communications Commission ("FCC") allowing Nextel to accelerate the deconstruction of its analog network. We are currently negotiating with Nextel to limit our loss of revenue on the related leases. Our failure to reach such an agreement with Nextel could have a material adverse effect on our business, results of operations and financial condition.



     We need key anchor tenants in our colocation facilities to provide revenues and to attract telecommunications customers to our facilities. We also expect significant customer concentration in our colocation facilities. Therefore, a loss or decrease in business from one or more of our customers in any single facility, particularly if the customer is an anchor tenant, could have a material adverse effect on that facility.


THERE ARE SIGNIFICANT RISKS ASSOCIATED WITH CONSTRUCTION OF NEW TOWERS.


     The success of our growth strategy is dependent in part on our ability to construct new towers. Such construction can be delayed by factors beyond our control, including zoning and local permitting requirements, availability of erection equipment and skilled construction personnel and weather conditions. Certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. In addition, as the pace of tower construction has increased in recent years, the demand for manpower and equipment needed to erect towers has been increasing. Additionally, we cannot assure you that build opportunities will become available that meet our economic criteria. Our expansion plans call for a significant increase in construction activity. We cannot assure you that we will be able to overcome the barriers to new construction or that the number of towers planned for construction will be completed. Our failure to complete the necessary construction could have a material adverse effect on our business, financial condition and results of operations.

COMPETITION FOR SITE LEASING AND COLOCATION FACILITY CUSTOMERS IS INTENSE.



     We face competition for site leasing customers from various sources, including:


     - wireless communications providers and utility companies that own and operate their own communications site networks and lease communications site space to other carriers;

     - site development companies that acquire space on existing communications sites for wireless communications providers and manage new tower construction;


     - other independent communications site companies; and


     - traditional local independent communications site operators.


     In addition to competing with other carrier neutral colocation facility providers, we will compete for colocation facility customers with traditional colocation service providers, including:



     - local phone companies;



     - long distance phone companies; and



     - competitive local access providers.



     Many of these competitors are substantially larger, have greater financial resources, more customers, longer operating histories, greater brand recognition and more established relationships than we have. We believe that site location and capacity, price, quality of service, type of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting communications site rental companies. We believe that competition for communications site acquisitions will increase and that additional competitors will enter the tower rental market, certain of whom may have greater financial and other resources than we have. In addition, we believe traditional colocation service providers could begin offering colocation on neutral terms in the metropolitan areas where we establish operations. If this occurs, we could face increased price competition at our colocation facilities. Furthermore, if our carrier neutral colocation facilities were not first-to-market in a particular metropolitan area, our potential customers may have located in a competitor's carrier neutral colocation facility. We expect that convincing customers located in a competitor's facility to relocate to one of our facilities will be extremely difficult because moving out of an existing facility may result in service interruptions for the customer and significant costs to reconfigure their network connections. See "Recent Developments -- Competition in the Colocation Facility Industry."


OUR BUSINESS DEPENDS ON DEMAND FOR WIRELESS COMMUNICATIONS.

     Substantially all of our revenue is derived from leases of communications site space, most of which are with wireless communications providers. Accordingly, our future growth depends, to a considerable extent, upon the continued growth and increased availability of cellular and other wireless communications services. We cannot assure you that the wireless communications industry will not experience severe and prolonged downturns in the future or that the wireless communications industry will expand as quickly as forecasted. The wireless communications industry, which includes paging, cellular, personal communications services ("PCS"), fixed microwave, specialized mobile radio ("SMR"), enhanced specialized mobile radio ("ESMR") and other wireless communications providers, has undergone significant growth in recent years and remains highly competitive, with service providers in a variety of technologies and two or more providers of the same service (up to seven for PCS) within a geographic market competing for subscribers. The demand for rental space on our communications sites is dependent on a number of factors that are, to a large extent, beyond our control, including the following:

     - demand for wireless services;

     - financial condition and access to capital of wireless communications providers;

     - strategy of wireless communications providers with respect to owning or leasing communications sites;

     - government licensing of broadcast rights;


     - changes in telecommunications regulations; and


     - general economic conditions.

     The demand for space on our communications sites is primarily dependent on the demand for wireless communications services. A slowdown in the growth of the wireless communications industry in the United States would depress network expansion activities and reduce the demand for our communications sites. In addition, a downturn in a particular wireless segment as a result of technological competition or other factors beyond our control could adversely affect the demand for rental communications sites. Advances in technology could also reduce the need for site-based transmission and reception. In addition, wireless services providers often enter into "roaming" and "resale" arrangements that permit providers to serve customers in areas where they do not have facilities. In most cases, these arrangements are intended to permit a provider's customers to obtain service in areas outside the provider's license area or, in the case of resale arrangements, to permit a provider that does not have any licenses to enter the wireless marketplace.


     Current FCC rules, which are subject to sunset requirements that vary from service to service and market to market, also give licensed wireless service providers the right to enter into roaming and resale arrangements with other providers licensed to serve overlapping service areas. Such roaming and resale arrangements could be viewed by some wireless service providers as superior alternatives to constructing their own facilities or leasing space on communications sites that we own. If such arrangements were to become common, there could be a material adverse effect on our prospects, financial condition and results of operations.


     The emergence of new technologies that do not require terrestrial antenna sites and can be substituted for those that do also could have a negative impact on our operations. For example, the FCC has granted license applications for four low-earth orbiting satellite systems that are intended to provide mobile voice and data services. In addition, the FCC has issued licenses for several low-earth orbiting satellite systems that are intended to provide solely data services. Although such systems are currently highly capital-intensive and technologically untested, mobile satellite systems could compete with land-based wireless communications systems, thereby reducing the demand for the infrastructure services we provide. The occurrence of any of these factors could have a material adverse effect on our business, financial condition or results of operations.


OUR COLOCATION FACILITY BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A SHORT OPERATING HISTORY IN THAT MARKET.



     We have limited experience in designing, building, acquiring and operating carrier neutral colocation facilities. We acquired our first significant colocation facility in St. Louis, Missouri on July 2, 2000. As a result, we have limited financial and operating data about this part of our business for you to evaluate. We may not successfully address any or all of the risks posed by our lack of experience, and our failure to do so would seriously harm our colocation facility business and operating results.



     Additionally, the business of providing colocation facilities is a new industry. Although a number of emerging companies are developing similar businesses, we are not aware of any company that has successfully executed a business plan that includes colocation facilities. Accordingly, neither we nor you have the benefit of a comparable historical business model to analyze our business plan pertaining to colocation facilities and its prospects.

SERVICE AND OTHER INTERRUPTIONS COULD LEAD TO SIGNIFICANT COSTS AND DISRUPTIONS THAT COULD REDUCE OUR REVENUE AND HARM OUR BUSINESS REPUTATION AND FINANCIAL RESULTS.



     Because service interruptions are a very serious concern for our prospective customers, a service interruption or breach of security could be very costly to us and very damaging to our reputation. Our facilities and customers' equipment are vulnerable to damage from human error, physical or electronic security breaches, power loss, other facility failures, fire, earthquake, water damage, sabotage, vandalism and similar events. In addition, our customers would be adversely affected by the failure of carriers to provide network access to our facilities as a result of any of these events. Any of these events or other unanticipated problems at one or more of our facilities could interrupt our customers' ability to provide their services from our facilities. This could damage our reputation, make it difficult to attract new customers and cause our existing customers to seek termination of their contracts with us.



WE DEPEND ON THIRD PARTIES, INCLUDING NETWORK OWNERS WITH WHOM WE COMPETE, TO PROVIDE NETWORK CONNECTIONS TO OUR COLOCATION FACILITIES.



     We are not a communications carrier, and therefore, we rely on third parties to provide our customers with access to voice, data and Internet networks. We need to secure or expand relationships with third party network providers so that we may offer our customers a choice of networks from our carrier neutral colocation facilities. Our facilities will not be attractive to our customers without these connections. We intend to rely primarily on revenue opportunities from our existing and prospective customers to encourage carriers to incur the expenses required to connect from their points of presence to our carrier neutral colocation facilities. Many of these carriers have their own colocation facilities and consequently may not provide network services at our carrier neutral colocation facilities. If numerous carriers do not connect to our colocation facilities, our anticipated revenues from these facilities will be adversely affected.



     The construction required to connect multiple carriers to our carrier neutral colocation facilities is complex and involves factors outside of our control, including the availability of local building permits, regulatory processes and the availability of the carrier's construction resources and vendor equipment. Therefore, we may experience delays in obtaining carrier access at our colocation facilities.



OUR ABILITY TO FILL OUR CARRIER NEUTRAL COLOCATION FACILITIES IS LIMITED BY THE AVAILABILITY OF ELECTRICAL POWER.



     The availability of an adequate supply of electrical power and the infrastructure to deliver that power is critical to our ability to attract new customers and achieve our projected results. We rely on third parties to provide electrical power to our carrier neutral colocation facilities, and we cannot be sure that these parties will provide adequate electrical power to our carrier neutral colocation facilities or that we will have the necessary infrastructure to deliver adequate power to our users. Even if the utility company provides adequate power to the building, we still must rely on the landlord to provide adequate electrical power to our carrier neutral colocation facilities. In addition, increasing the amount of available power to our colocation facilities may reduce the amount of saleable space in those facilities, which will also reduce our anticipated revenue stream. If the amount of electrical power delivered to our facilities is inadequate to support our customer requirements or does not occur in a timely manner, our operating results and cash flow may be materially and adversely affected.



WE MAY NOT BE ABLE TO INCREASE REVENUES FROM OUR COLOCATION FACILITIES.



     The lack of available space in colocation facilities we acquire may limit our ability to grow our revenues. In addition, the lack of non-telecommunications tenants in our colocation facilities will limit our ability to increase our revenues through the replacement of non-telecommunications customer leases with higher priced telecommunications customers leases.

WE MUST LOCATE AND SECURE SUITABLE STRUCTURES AND LOCATIONS FOR OUR COLOCATION FACILITIES.



     The demand for our colocation facilities will be affected by their ability to meet potential tenants' infrastructure requirements, such as:



     - access to multiple communications carriers;



     - a significant supply of electrical power;



     - high ceilings;



     - the capability for heavy floor loading; and



     - the ability to meet tenants' expansion needs.



     Certain of the facilities that we currently own and that we acquire in the future may lack one or more of the characteristics described above. As a result, we may have to make additional capital expenditures in order to attract wireline and wireless company customers to our facilities.



     In addition, the location of our colocation facilities in local markets with a relatively low density of high-tech, telecommunications and Internet companies could result in lower demand for our colocation facilities in these markets and impair our ability to retain our tenants and maintain our pricing structure in those facilities. Even if a market where we compete has relatively high demand, the increase in supply of colocation facilities in those markets could result in downward pressure on our lease prices and the loss of current and potential customers. The supply of colocation facilities is increasing, and certain markets are experiencing rapid growth in the presence, expansion and new construction of colocation facilities. To increase occupancy quickly, new colocation facilities may implement a low price strategy, which could cause downward pricing pressure in the markets where we compete.



THERE ARE RISKS ASSOCIATED WITH OUR ACQUISITION, REDEVELOPMENT, DEVELOPMENT AND CONSTRUCTION ACTIVITIES RELATED TO COLOCATION FACILITIES.



     We intend to acquire office properties to the extent that they can be acquired on terms that meet our criteria for a colocation facility. Acquisitions of office properties entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to market standards for a carrier neutral colocation facility may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment.



     We intend to consider future investments in the redevelopment, development and construction of office buildings in accordance with our growth strategy for carrier neutral colocation facilities. Risks associated with our redevelopment, development and construction activities may include:



     - abandonment of redevelopment or development opportunities;



     - construction costs of a property exceeding original estimates, possibly making the property unprofitable;



     - occupancy rates and rents at a newly renovated or completed property may not be sufficient to make the property profitable;



     - financing may not be available on favorable terms for redevelopment or development of a property; and



     - permanent financing may not be available on favorable terms to replace a short-term construction loan and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs.



     In addition, new redevelopment or development activities, regardless of whether they are ultimately successful, typically require a substantial portion of management's time and attention. Redevelopment or development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

OUR BUSINESS REQUIRES COMPLIANCE AND APPROVAL WITH REGULATORY AUTHORITIES.

     The FCC and the Federal Aviation Administration (the "FAA") regulate towers used for wireless communications transmitters and receivers. Such regulations control siting, lighting and marking of towers and may, depending on the characteristics of the tower, require registration of tower facilities. Wireless communications equipment operating on communications sites is separately regulated and independently licensed by the FCC. Certain proposals to construct new towers or to modify existing towers are reviewed by the FAA to ensure that the tower will not present a hazard to aviation. Tower owners may have an obligation to paint towers or install lighting to conform to FAA standards and to maintain such painting and lighting. Tower owners may also bear the responsibility of notifying the FAA of any tower lighting failures. Failure to comply with existing or future applicable requirements may lead to civil penalties or other liabilities. Such factors could have a material adverse effect on our financial condition or results of operations.


     Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations before tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting our ability to respond to customer demand. In addition, such regulations increase costs associated with new tower construction. We cannot assure you that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted that increase such delays or result in additional costs to us. Such factors could have a material adverse effect on our future growth. Our customers may also become subject to new regulations or regulatory policies that adversely affect the demand for tower sites. We cannot assure you that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted that increase such delays or result in additional costs to us. Such factors could have a material adverse effect on our future growth. Our customers may also become subject to new regulations or regulatory policies that adversely affect the demand for tower sites.



     A variety of foreign, federal, state and local regulations apply to our business. Our growth strategy will be affected by our ability to obtain the permits, licenses and zoning relief necessary to build new towers. The tower rental industry often encounters significant public resistance when attempting to obtain the necessary permits, licenses and zoning relief for construction or improvements of towers. We cannot assure you that we can obtain the permits, licenses and zoning relief necessary to continue the expansion of our communications site rental business. The failure to obtain such permits, licenses and zoning relief would have a material adverse effect on our business, financial condition and results of operations.



OUR SUCCESS DEPENDS UPON OUR RETAINING KEY EXECUTIVES.


     Our success depends to a significant degree upon the continued contributions of key management, engineering, sales and marketing, customer support and finance personnel, some of whom may be difficult to replace. Although we maintain employment agreements with certain of our employees, we cannot assure you that the services of such personnel will continue to be available to us. We do not maintain key man life insurance policies on our executives that would adequately compensate us for any loss of services of such executives. The loss of the services of these executives could have a material adverse effect on our business.


COMPETING TECHNOLOGIES AND OTHER ALTERNATIVES COULD REDUCE THE DEMAND FOR OUR SERVICES OR REQUIRE US TO INCUR ADDITIONAL COSTS.



     Most types of wireless services currently require ground-based network facilities, including communications sites, for transmission and reception. The extent to which wireless service providers lease such communications sites depends on a number of factors beyond our control, including the level of demand for such wireless services, the financial condition and access to capital of such providers, the strategy of providers with respect to owning or leasing communications sites, government licensing of communications services, changes in telecommunications regulations and general economic conditions. In addition, wireless service providers frequently enter into agreements with competitors allowing each other to use one another's wireless communications facilities to accommodate customers who are out of range of their home provider's services. Such agreements may be viewed by wireless service providers as a superior alternative to leasing space for their own antenna on communications sites we own. The proliferation of such agreements could have a material adverse effect on our business, financial condition or results of operations.


     The emergence of new technologies that do not require terrestrial antenna sites, and can be substituted for those that do, also could have a negative impact on our operations. For example, the FCC has granted license applications for four low-earth orbiting satellite systems that are intended to provide mobile voice or data services. In addition, the FCC has issued licenses for several low-earth orbiting satellite systems that are intended to provide solely data services. Although such systems are currently highly capital-intensive and technologically untested, mobile satellite systems could compete with land-based wireless communications systems, thereby reducing the demand for the infrastructure services we provide. The occurrence of any of these factors could have a material adverse effect on our business, financial condition or results of operations.



     The demand for our carrier neutral colocation facility sites will also be affected by evolving industry standards and changes in customer demands. Future advances in technology may not be beneficial to, or compatible with, our colocation facilities, and we may not be able to incorporate technological advances on a cost-effective and timely basis. For example, although we have taken steps to incorporate wireless communications capabilities into our facilities, the further development of this technology could lead to a reduced need for our other products and services.


WE ARE SUBJECT TO ENVIRONMENTAL LAWS THAT IMPOSE LIABILITY WITHOUT REGARD TO FAULT AND ENVIRONMENTAL REGULATIONS THAT COULD ADVERSELY AFFECT OUR OPERATIONS.


     Our operations are subject to federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and nonhazardous substances, materials or wastes. Under certain of these laws, we could be held strictly, jointly and severally liable for the remediation of hazardous substance contamination at our facilities or at third-party waste disposal sites and also could be held liable for any personal or property damage related to such contamination. There is no assurance that the costs of compliance with existing or future environmental laws and liability related thereto will not have a material adverse effect on our business, financial condition or results of operations.



     The FCC requires tower owners subject to the agency's antenna structure registration program to comply at the time of registration with federal environmental rules that may restrict the siting of towers. Under these rules, tower owners are required initially to identify whether proposed sites are in environmentally sensitive locations. If so, the tower owners must prepare and file environmental assessments, which must be reviewed by the FCC staff before registration and construction of the particular towers.



     Our carrier neutral colocation facilities will contain tanks for the storage of diesel fuel and significant quantities of lead acid batteries to provide back-up power generation and uninterrupted operation of our customers' equipment. We cannot assure you that these systems will at all times remain free from leaks or that the use of these systems will not result in spills. Any leak or spill, depending on such factors as the material involved, quantity and environmental setting could result in interruptions to our operations and expenditures that could have a material adverse effect on our business, financial condition and results of operations.


IF WE SUSTAIN DAMAGE TO OUR COMMUNICATIONS SITES IN EXCESS OF OUR INSURANCE COVERAGE, OUR BUSINESS COULD BE ADVERSELY AFFECTED.


     Our communications sites and our colocation facilities are subject to risks from vandalism and risks associated with natural disasters such as tornadoes, hurricanes, fires and earthquakes. We maintain certain insurance to cover the cost of replacing damaged communications sites and colocation facilities and general liability insurance to protect us in the event of an accident involving a communications site or colocation facility, but we do not maintain business interruption insurance. Accordingly, damage to a group of our communications sites or a colocation facility could result in a significant loss of revenue and could have a material adverse effect on our results of operations and financial condition. In addition, a communications site or colocation facility accident for which we are uninsured or underinsured could have a material adverse effect on our financial condition or results of operations.

WE MAY NOT BE ABLE TO REPURCHASE OUR 10% SENIOR DISCOUNT NOTES, OUR 5.5% CONVERTIBLE SUBORDINATED NOTES AND DEBT SECURITIES ISSUED UNDER THIS PROSPECTUS OR REPAY DEBT UNDER OUR CREDIT FACILITY IN THE EVENT OF A CHANGE OF CONTROL.



     Upon the occurrence of certain change of control events, holders of our 10% senior discount notes and our 5.5% convertible subordinated notes and debt securities issued under this prospectus may require Pinnacle Holdings Inc. to offer to repurchase all of their notes. Pinnacle Holdings Inc. may not have sufficient funds at the time of the change of control to make the required repurchases or restrictions in our credit facility may not allow such repurchases. Additionally, a "change of control" (as defined in the indentures governing the notes) is an event of default under our credit facility, which would permit the lenders to accelerate the debt, which also would cause an event of default under our indentures.



     The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from operating or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds will be available at the time of any change of control to make any required repurchases of the notes tendered and to repay debt under our credit facility. Furthermore, the use of available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any future credit agreements or other agreements relating to indebtedness to which we may become a party may contain similar restrictions and provisions.


RISKS CONCERNING POTENTIAL NEGATIVE HEALTH EFFECTS OF RADIO FREQUENCY EMISSIONS.


     Along with wireless communications providers that use our communications sites, we are subject to government requirements and other guidelines relating to radio frequency emissions. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. Although we have not been subject to any claims relating to radio frequency emissions, we cannot assure you that we will not be subject to such claims in the future, which could have a material adverse effect on our results of operations and financial condition.


IF WE FAIL TO QUALIFY AS A REIT, WE WILL BE SUBJECT TO A VARIETY OF TAXES AND PENALTIES.


     We have elected to be taxed as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). We believe that we have been organized and operated to date in such a manner as to qualify for taxation as a REIT. However, prospective investors should be aware that the federal tax rules and regulations relating to REITs are highly technical and complex, and that our qualification as a REIT during each taxable year (including prior years) will depend on our ability to meet these requirements, through actual annual operating results, income distribution levels, stock ownership requirements and tests relating to our assets and sources of income. Therefore, we cannot assure you that we have operated or will operate in a manner so as to qualify or remain qualified as a REIT. Any distributions made on the belief that we qualify as a REIT would not be recoverable from our stockholders in the event it is subsequently determined that we did not qualify as a REIT during the taxable year of such distributions.



     A number of the investments we have made and may consider making in the future are of a nature for which special planning or structuring is required to retain our qualification as a REIT. Consequently, we are likely to encounter a greater number of interpretive issues under the REIT qualification rules, and a greater number of issues which lack clear guidance, than other REITs. While we currently intend to maintain our REIT qualification, because of the restrictions imposed on our operations by the REIT qualification requirements, we have evaluated whether to terminate our REIT qualification. Nevertheless, depending on our assessment of the strategic importance of acquisitions which may become available to us in our existing line of business or in complementary non-real estate based communications site or services activities, we may acquire, operate and derive income from assets, businesses or entities that will cause us to no longer qualify as a REIT. In this regard, we have previously acquired certain assets before determining whether such assets, and the income derived from such assets, would permit us to continue to meet the qualification requirements for a REIT and may do so in the future. Subsequent to making such commit-ment, we structured the ownership of the assets so acquired in a manner that we have ensured and believe will continue to ensure our qualification as a REIT. See "Recent Developments -- REIT Status."



     With respect to taxable years for which we are qualified as a REIT, we could be subject to a variety of taxes and penalties if we engage in certain prohibited transactions, fail to satisfy REIT distribution requirements or recognize gain on the sale or other disposition of certain types of property. If we cease to remain qualified as a REIT and we cannot utilize any of the relief provisions that may be applicable, or if we terminate our REIT election voluntarily, we will be subject to corporate level income tax at regular corporate rates on our net income unreduced by distributions to stockholders, together with interest and penalties to the extent applicable to prior periods. However, because we have not reported any net taxable income (determined before the deduction for dividends paid) in any of our corporate income tax returns since our filing of an election to be taxed as a REIT, unless our reported net taxable loss is adjusted, any corporate income tax liability attributable to a retroactive determination by the Internal Revenue Service that we, to date, failed to satisfy all of the requirements for REIT qualification during any such year would likely be minimal. At the present time, we do not anticipate that we will recognize net taxable income for the foreseeable future. Nevertheless, with respect to any year in which we recognize positive net taxable income, the loss of REIT status or a determination that we did not qualify as a REIT may have a material adverse affect on our financial condition or results from operations. In such circumstances, we may have made distributions to our stockholders on the belief that such were necessary to retain our REIT status, however, we would neither be entitled to receive such distributions back from our stockholders nor be entitled to a tax deduction for such distributions.



ALTHOUGH WE QUALIFY AS A REIT, WE ARE REQUIRED TO PAY SOME INCOME AND PROPERTY TAXES.



     Even if we qualify as a REIT, we are required to pay some federal, state and local taxes on our income and property. In addition, any net taxable income earned directly by PT III, a noncontrolled subsidiary corporation in which we own substantially all of the economic interests in the form of non-voting, convertible preferred stock, as well as approximately 9% of the voting common stock, and any other noncontrolled subsidiaries in which we may make debt and or equity investments in the future, will be subject to federal, state and local corporate tax unless each such noncontrolled subsidiary is itself qualified as a REIT. We expect that some or all of our noncontrolled subsidiaries will elect, under recently enacted REIT tax laws, to be treated as "taxable REIT subsidiaries" after December 31, 2000. A taxable REIT subsidiary will be a fully taxable corporation and will be limited in its ability to deduct interest payments made to us. In addition, we will be subject to a 100% penalty tax on some payments that we receive if the economic arrangements between us, our tenants, and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties.


OUR RAPID GROWTH MAY BE DIFFICULT TO MANAGE.


     Our wireless communications site business has grown rapidly. We also expect to experience rapid growth in our colocation facilities business This growth has placed and we expect will continue to place a significant strain on operational, financial, management information and other systems and resources. Our ability to manage growth effectively will require us to continue to implement and improve our operational, financial and management information systems; continue to develop the management skills of our managers and supervisors and continue to train, motivate and manage our employees. Our failure to effectively manage growth could have a material adverse effect on our results of operations.


WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE SECURITIES OFFERED OTHER THAN THE COMMON STOCK WE HAVE ISSUED OR THAT SUCH A MARKET WILL NOT BE VOLATILE.


     There is no established trading market for the securities offered other than the common stock we have issued and we do not intend to apply for listing of the securities offered on any national securities exchange or for quotation of the securities on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the securities after the consummation of an offering of securities issued in connection with this prospectus, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Accordingly, no assurance can be given as to the price of the securities offered, the liquidity of the trading market for the securities offered or that an active public trading market for the securities offered will develop. If an active public trading market for the securities offered does not develop, the market price and liquidity of the securities offered may be adversely affected. If the securities offered are traded, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of Pinnacle and certain other factors. The liquidity of, and trading markets for, the securities offered may also be adversely affected by general declines in the market for non-investment grade debt. Such declines may adversely affect the liquidity of, and trading markets for, the securities, independent of the financial performance of or prospects for Pinnacle.


     Historically, the markets for securities similar to the securities offered has been subject to disruptions that have caused substantial price volatility. There can be no assurance that the market for the securities offered will not be subject to similar disruptions. Any such disruptions may have a material adverse effect on the value of the securities offered.


WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE THAT COULD AFFECT YOUR INVESTMENT.



     The stock market has from time to time experienced significant price and volume fluctuations that have affected the market price for the common stock of companies. In the past, certain broad market fluctuations have been unrelated or disproportionate to the operating performance of these companies. Any significant fluctuations in the future might result in a material decline in the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against such company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon our business and operating results.



MANAGEMENT MAY HAVE BROAD DISCRETION CONCERNING THE USE OF PROCEEDS FROM OFFERINGS OF OUR SECURITIES.



     Management may have general uses for proceeds from offerings of our securities, such as paying the purchase price of acquisitions, funding future acquisitions and for general corporate purposes. Accordingly, management may have substantial discretion in spending the proceeds from offerings of our securities. Pending such uses, the net proceeds will be invested in short-term, investment grade securities, certificates of deposit or direct guaranteed obligations of the United States government. See "Use of Proceeds."



WE HAVE ADOPTED ANTI-TAKEOVER PROVISIONS THAT COULD AFFECT THE SALE OF PINNACLE HOLDINGS INC.


     Provisions of Pinnacle Holdings Inc.'s certificate of incorporation, its bylaws and Delaware law could make it more difficult for a third party to acquire Pinnacle Holdings Inc., even if doing so would be beneficial to its stockholders.

                                USE OF PROCEEDS

     Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used to fund acquisitions and for general corporate purposes, including capital expenditures, the repayment or refinancing of debt and to meet working capital needs. Pending such uses, we anticipate that we will invest the net proceeds in interest-bearing securities.


                                DIVIDEND POLICY



     The declaration of distributions is within the discretion of our board of directors and depends upon our cash available for distribution, current and projected cash requirements, tax considerations and other factors. However, in order to qualify as a REIT for federal income tax purposes, among other things, we must make distributions each taxable year (not including any return of capital for federal income tax purposes) equal to at least 95% (90% beginning January 1, 2001) of our real estate investment trust taxable income, although our board of directors, in its discretion, may increase that percentage as it deems appropriate, and 95% (90% beginning January 1, 2001) of certain foreclosure income. In addition, to remain qualified as a REIT, we must distribute the full amount of any current or accumulated "earnings and profits" with respect to each C-corporation that we acquire either by merger or by acquisition of all of its stock, on or before the end of the taxable year in which such merger or stock acquisition occurs. We recently acquired all of the stock of a C-corporation before determining whether such C-corporation had any "earnings and profits." We are currently determining whether such corporation had any "earnings and profits" when we acquired all of its stock, any of which we would be required to distribute on or before December 31, 2000 in order to retain our REIT qualification.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


     Pinnacle's ratio of earnings to fixed charges for each of the periods indicated is as follows:


                                                                                                          THREE
                                                                                                         MONTHS
                                                        FISCAL YEAR ENDED DECEMBER 31,                    ENDED
                                            -------------------------------------------------------     MARCH 31,
                                            1995       1996        1997         1998         1999         2000
                                            -----     -------     -------     --------     --------     ---------
                                                                       (IN THOUSANDS)
Pre-tax loss from continuing operations
  before adjustment for in-kind preferred
  stock dividends and accretion...........  $(645)    $(2,016)    $(8,461)    $(36,630)    $(60,821)    $(22,158)
Fixed charges:
  Interest expense........................    181       1,155       6,925       12,300       22,953        8,776
  Amortization of original issue discount
    and debt issue costs..................     59         164         292       16,427       23,708        6,425
Rentals:
  Office space(33%).......................     10          32          62          102          134           71
  Telecommunications sites(33%)...........     29         124         427        1,106        5,531        3,270
Preferred stock dividends and accretion...     --          --          --        3,094        2,930           --
                                            -----     -------     -------     --------     --------     --------
        Total fixed charges...............  $ 279     $ 1,475     $ 7,706     $ 33,028     $ 55,256     $ 18,542
                                            =====     =======     =======     ========     ========     ========
Pre-tax loss from continuing operations
  before adjustment for in-kind preferred
  stock dividends and accretion...........  $(366)    $  (541)    $  (755)    $ (6,696)    $ (8,495)    $ (3,616)
                                            =====     =======     =======     ========     ========     ========
Ratio of earnings to fixed charges........       (a)         (a)         (a)          (a)          (a)          (a)
                                            =====     =======     =======     ========     ========     ========


---------------

(a) Due to Pinnacle's losses in 1995, 1996, 1997, 1998, 1999 and the three months ended March 31, 2000, the ratio coverage was less than 1:1. Pinnacle must generate additional earnings of $645, $2,016, $8,461, $39,724, $63,751 and $22,158 in 1995, 1996, 1997, 1998, 1999 and the three months ended March 31, 2000, respectively, to achieve a coverage ratio of 1:1.

                                   MANAGEMENT




     Set forth below is certain information concerning our directors, executive officers and key employees as of July 31, 2000. Two of the directors have served as our directors since our inception. The remaining directors have served as follows: Steven Day since February 1997, G. Peter O'Brien since October 1999, J. Clarke Smith since January 2000 and Paula E. Boggs since May 2000.



NAME                                AGE   POSITION(S)
----                                ---   -----------
Robert Wolsey.....................  49    Director, President and Chief Executive Officer
Steven Day........................  47    Director, Vice President, Secretary and Chief Operating Officer
Jeffrey J. Card...................  36    Chief Financial Officer and Vice President
Ben Gaboury.......................  49    President of Pinnacle Towers Inc.
James Dell'Apa....................  41    Manager of Acquisitions
Martin Alvarez....................  46    Chief Information Officer
David Koehler.....................  42    Vice President of Finance
Christine Shirley.................  37    Vice President and Treasurer
Decker A. Todd....................  38    Assistant Secretary and Controller
Paula E. Boggs....................  41    Director
G. Peter O'Brien(1)...............  54    Director
J. Clarke Smith(1)................  57    Director


------------


(1) Messrs. O'Brien and Smith serve on Pinnacle's Audit and Compensation Committees.



     Robert Wolsey. Mr. Wolsey is primarily responsible for the overall direction of our acquisitions and operations and has substantial experience in consolidating fragmented industries. From 1990 to 1994, Mr. Wolsey was Chief Executive Officer of Pittencrieff Communications, Inc., a regional consolidator of SMR operators. From 1983 to 1989, as President of Pittencrieff PLC and a predecessor company, Mr. Wolsey was involved with oil and gas assets. He has a Bachelor of Science (Honors) degree in Color Physics from the University of Manchester.



     Steven Day. Mr. Day is primarily responsible for the overall management of our operations and has substantial financial, legal, administrative and integration experience. Before becoming Chief Operating Officer, Mr. Day was Chief Financial Officer. Mr. Day was a partner in the accounting firm of Price Waterhouse LLP until joining us in February 1997. Since 1986, he has been involved with high-growth companies, principally in technology-based industries and, for the last several years, worked with large venture capital and leveraged buyout firms in his role in the Price Waterhouse Mergers and Acquisitions Group. Mr. Day earned a Masters of Business Administration at Loyola University of Chicago and a Bachelor of Arts degree at the University of West Florida.



     Jeffrey J. Card. Mr. Card is primarily responsible for our financial, legal and administrative affairs and for the integration of acquired properties. Before joining us in July 2000, Mr. Card was a partner in the mergers and acquisitions practice of PricewaterhouseCoopers LLP, where he began working in 1991. Mr. Card has been working with high growth companies and acquisition-focused clients of PricewaterhouseCoopers LLP since 1987, most recently as an advisor in due diligence and post-merger integration matters. Mr. Card earned a Masters of Business Administration from the Kenan-Flager School of Management at the University of North Carolina at Chapel Hill and a Bachelor of Arts degree from Boston College.



     Ben Gaboury. Mr. Gaboury is primarily responsible for our sales and marketing operations. Mr. Gaboury was employed for 17 years with Motorola in various sales and sales management positions. Before joining us in October 1996, Mr. Gaboury was responsible for planning the strategy that Motorola employed in connection with the build out of its SMR network in New York and the New England area. He then executed the plan to market SMR services as well as related rental towers. Mr. Gaboury holds a Masters Degree from Jersey City State College and a Bachelors Degree from Fairleigh Dickinson University.



     James Dell'Apa. Mr. Dell'Apa is principally responsible for managing the initiation and negotiation of acquisitions. Mr. Dell'Apa has brokered SMR, tower, paging and two-way businesses since 1991 and has had various levels of involvement with over 250 transactions with a combined valuation of over $650 million. Before his acquisitions work, he was a technical consultant in Washington, D.C. responsible for planning large-scale military networks for government consulting firms, under the employment of Booz Allen & Hamilton and Advanced Technology (later Planning Research Corporation and Black and Decker). Mr. Dell'Apa also worked for Georgetown University's International Law Institute developing long-term, intensive training programs on Negotiation and Policy for Developing Telecommunications Infrastructures for senior level government ministers. He has a law degree from American University in Washington, D.C., a technical Masters degree in Telecommunications from the University of Colorado (Boulder), and a liberal arts/bachelors degree from the University of Northern Colorado.



     Martin Alvarez. Mr. Alvarez is primarily responsible for our Information Technology and Services. Prior to joining us in June 1997, Mr. Alvarez was a Senior Manager in the Management Consulting Services division of Price Waterhouse LLP. Mr. Alvarez has been involved with the growth and management of Information Technology and Services at Pinnacle since April of 1996. His experience includes work for a variety of industries that include telecommunications, entertainment, manufacturing and utilities, among other industries. Mr. Alvarez's experience includes management of various technology areas, systems development and implementation, systems programming, effectiveness evaluation and strategic planning. Mr. Alvarez earned his degree in Bachelor of Science in Engineering Science, Computer Science Option from the University of South Florida.



     David Koehler. Mr. Koehler joined the Company as the Vice President of Finance in September, 1999. Previously, Mr. Koehler was the Chief Financial Officer of Fauquier Bank; a Virginia based commercial bank from 1994 to 1999. Prior to 1994, Mr. Koehler served four years as Vice President with Crestar Security Corporation's investment banking division. Additionally, he worked in Price Waterhouse's and Ernst & Young's consulting practices. He graduated in 1984 with a Bachelor of Science from Old Dominion University with majors in accounting, finance and management information services. He is a Certified Public Accountant in Virginia.



     Christine Shirley. Ms. Shirley has served as Pinnacle's Vice President and Treasurer since October 1, 1999. Prior to joining Pinnacle, Ms. Shirley served as Vice President of Finance of Riscorp, Inc. (November 1991 through April
1998), Chief Financial Officer of Spartan Premier, Inc. (June 1998 through January 1999) and as an Independent Consultant (January 1999 through September
1999).



     Decker A. Todd. Mr. Todd has served as Pinnacle's Assistant Secretary and Controller since January 1998. Mr. Todd also served as Pinnacle's Treasurer until October 1, 1999. Prior to joining Pinnacle, Mr. Todd was the Director of Operations of Progressive Business Solutions, Inc. (October 1996 through October
1997) and as Vice President of Finance, Chief Financial Officer, Secretary and Director of Check Express, Inc. (October 1993 through February 1996). From 1984 to 1993, Mr. Todd was an accountant serving in various capacities at Price Waterhouse, LLP.



     Paula E. Boggs. Ms. Boggs has served as Vice President, Senior Deputy General Counsel for Dell Computer Corporation since June 1997. Ms. Boggs provides legal counsel in connection with Dell's global Home and Small Business organization, Worldwide Operations, Board of Directors audit committee and Dell compliance efforts. Prior to that, Ms. Boggs was a partner with the law firm of Preston Gates & Ellis LLP from January 1995 to May 1997. Ms. Boggs currently serves on The Johns Hopkins University Board of Trustees and is a member of the American Bar Association House of Delegates. Ms. Boggs has a law degree from the University of California at Berkeley and a bachelor's degree in international studies from The John Hopkins University.



     G. Peter O'Brien. Mr. O'Brien recently retired as a managing director of Merrill Lynch, Pierce, Fenner & Smith Incorporated after working in the Equity Capital Markets area for 28 years. Mr. O'Brien is presently a member of the Board of the Legg Mason Family of Mutual Funds and a member of the Colgate University Board of Trustees. Mr. O'Brien is a graduate of the Columbia Business School and Colgate University.



     J. Clarke Smith. Mr. Smith has been Vice President--Finance and Administration, Chief Financial Officer and Treasurer of Aerial Communications, Inc. since November, 1995. He has served as a Director of Aerial since February, 1996. Prior to that, he was President and Chief Executive Officer of Mortgage Edge Corporation from 1993 to 1995 and President of Sears Savings Bank from 1989 to 1993.

                                 THE SECURITIES

     Pinnacle may from time to time offer under this prospectus, separately or together:


     - unsecured senior or subordinated debt securities;



     - shares of common stock;



     - shares of preferred stock, which may be represented by depositary shares as described below;



     - warrants to purchase shares of common stock;



     - warrants to purchase shares of preferred stock;



     - warrants to purchase depository shares; and


     - warrants to purchase debt securities.


     The aggregate initial offering amount of the offered securities will not exceed $900,000,000.


                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth general terms and provisions of the debt securities to which any prospectus supplement may relate. We will describe the particular terms and provisions of the series of debt securities offered by a prospectus supplement, and the extent to which such general terms and provisions described below may apply thereto, in the prospectus supplement relating to such series of debt securities.


     The senior debt securities are to be issued in one or more series under an indenture, as supplemented or amended from time to time between Pinnacle and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to senior debt securities as the senior indenture and we will refer to the trustee under that indenture as the senior trustee. The subordinated debt securities are to be issued in one or more series under an indenture, as supplemented or amended from time to time, between Pinnacle and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to subordinate debt securities as the subordinate indenture and we will refer to the trustee under that indenture as the subordinate trustee. This summary of certain terms and provisions of the debt securities and the indentures is not necessarily complete, and we refer you to the copy of the form of the indentures which are filed as an exhibit to the registration statement of which this prospectus forms a part, and to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Whenever we refer to particular defined terms of the indentures in this section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.


GENERAL


     The debt securities will be issuable in one or more series pursuant to the applicable indenture, a supplemental indenture relating to such series of debt securities or a resolution of Pinnacle's board of directors or a committee of the board. Unless otherwise specified in a prospectus supplement, each series of senior debt securities will rank equally in right of payment with all of Pinnacle's other senior obligations. Each series of subordinated debt securities will be subordinated and junior in right of payment to the extent and in the manner set forth in the subordinated indenture and any supplemental indenture relating to that debt. In addition, such subordinated debt securities may rank equal or senior in right of payment to other subordinated indebtedness that may have been issued or will be issued in the future. Except as otherwise provided in a prospectus supplement, the indentures will not limit the incurrence or issuance of other secured or unsecured debt of Pinnacle, whether under the indentures, any other indenture that Pinnacle may enter into in the future or otherwise. For more information, you should read the prospectus supplement relating to a particular offering of securities.


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     The applicable prospectus supplement or prospectus supplements will describe the following terms of each series of debt securities:

     - the title of the debt securities and whether such series constitutes senior debt securities or subordinated debt securities;

     - any limit upon the aggregate principal amount of the debt securities;

     - the date or dates on which the principal of the debt securities is payable or the method of that determination or the right, if any, of Pinnacle to defer payment of principal;

     - the rate or rates, if any, at which the debt securities will bear interest (including reset rates, if any, and the method by which any such rate will be determined), the interest payment dates on which interest will be payable and the right, if any, of Pinnacle to defer any interest payment;

     - the place or places where, subject to the terms of the indenture as described below under the caption "-- Payment and Paying Agents," the principal of and premium, if any, and interest, if any, on the debt securities will be payable and where, subject to the terms of the indenture as described below under the caption "-- Denominations, Registration and Transfer," Pinnacle will maintain an office or agency where debt securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon Pinnacle in respect of the debt securities and the indenture may be made;

     - any period or periods within, or date or dates on which, the price or prices at which and the terms and conditions upon which debt securities may be redeemed, in whole or in part, at the option of Pinnacle pursuant to any sinking fund or otherwise;

     - the obligation, if any, of Pinnacle to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units, in which and the other terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

     - the denominations in which any debt securities will be issuable if other than denominations of $1,000 and any integral multiple thereof;

     - if other than in U.S. dollars, the currency or currencies, including currency unit or units, in which the principal of, and premium, if any, and interest, if any, on the debt securities will be payable, or in which the debt securities shall be denominated;

     - any additions, modifications or deletions in the events of default or covenants of Pinnacle specified in the indenture with respect to the debt securities;

     - if other than the principal amount, the portion of the principal amount of debt securities that will be payable upon declaration of acceleration of the maturity thereof;

     - any additions or changes to the indenture with respect to a series of debt securities that will be necessary to permit or facilitate the issuance of the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

     - any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the manner in which such amounts will be determined;

     - subject to the terms described under "-- Global Debt Securities," whether the debt securities of the series will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for the global securities;


     - the appointment of any trustee, registrar, paying agent or agents;


     - the terms and conditions of any obligation or right of Pinnacle or a holder to convert or exchange debt securities into preferred securities or other securities;

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     - whether the defeasance and covenant defeasance provisions described under the caption "-- Satisfaction and Discharge; Defeasance" will be inapplicable or modified;


     - any applicable subordination provisions in addition to those set forth herein with respect to subordinated debt securities; and


     - any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

     We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. We will describe material U.S. federal income tax consequences and special considerations applicable to the debt securities in the applicable prospectus supplement.

     If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, we will set forth the restrictions, elections, material U.S. federal income tax considerations, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units in the applicable prospectus supplement.

     If any index is used to determine the amount of payments of principal, premium, if any, or interest on any series of debt securities, we will describe the material U.S. federal income tax, accounting and other considerations applicable thereto in the applicable prospectus supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

     Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issuable only in registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. Debt securities of any series will be exchangeable for other debt securities of the same issue and series, of any authorized denominations of a like aggregate principal amount, the same original issue date, stated maturity and bearing the same interest rate.

     Holders may present each series of debt securities for exchange as provided above, and for registration of transfer, with the form of transfer endorsed thereon, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by Pinnacle for such purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. Pinnacle will appoint the trustee of each series of debt securities as securities registrar for such series under the indenture. If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar initially designated by Pinnacle with respect to any series, Pinnacle may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that Pinnacle maintains a transfer agent in each place of payment for the series. Pinnacle may at any time designate additional transfer agents with respect to any series of debt securities.

     In the event of any redemption, neither Pinnacle nor the trustee will be required to:


     - issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice for redemption of debt securities of that series, and ending at the close of business on the day of mailing of the relevant notice of redemption; or


     - transfer or exchange any debt securities so selected for redemption, except, in the case of any debt securities being redeemed in part, any portion not being redeemed.

GLOBAL DEBT SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that we will deposit with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global debt securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented by it, a global debt security may not be transferred except as a whole by the

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depositary for the global debt security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor.

     The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. Pinnacle anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a global debt security, and the deposit of the global debt security with or on behalf of the applicable depositary, the depositary for the global debt security or its nominee will credit on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by the global debt security to the accounts of persons, more commonly known as participants, that have accounts with the depositary. These accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by Pinnacle if the debt securities are offered and sold directly by Pinnacle. Ownership of beneficial interests in a global debt security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global debt security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons who hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global debt security.

     So long as the depositary for a global debt security, or its nominee, is the registered owner of the global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global debt security will not be entitled to have any of the individual debt securities of the series represented by the global debt security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of the series in definitive form and will not be considered the owners or holders of them under the indenture.

     Payments of principal of, and premium, if any, and interest on individual debt securities represented by a global debt security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global debt security representing the debt securities. None of Pinnacle, the trustee, any paying agent, or the securities registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the global debt security for the debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     Pinnacle expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global debt security representing any of the debt securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global debt security for the debt securities as shown on the records of the depositary or its nominee. Pinnacle also expects that payments by participants to owners of beneficial interests in the global debt security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of these participants.

     Unless otherwise specified in the applicable prospectus supplement, if the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Pinnacle within 90 days, Pinnacle will issue individual debt securities of the series in exchange for the global debt security representing the series of debt securities. In addition, unless otherwise specified in the applicable prospectus supplement, Pinnacle may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of the series represented by one or more global debt securities and, in such event, will issue individual debt securities of the series in exchange for such global debt securities. Further, if Pinnacle so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global debt security representing debt securities of the series may, on terms acceptable to Pinnacle, the trustee and the depositary for the global debt security, receive individual debt securities of the series in
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exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In any such instance, an owner of a beneficial interest in a global debt security will be entitled to physical delivery of individual debt securities of the series represented by the global debt security equal in principal amount to its beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in denominations, unless otherwise specified by Pinnacle, of $1,000 and integral multiples thereof. The applicable prospectus supplement may specify other circumstances under which individual debt securities may be issued in exchange for the global debt security representing any debt securities.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable prospectus supplement, payment of principal of, and premium, if any, and any interest on debt securities will be made at the office of the trustee in New York or at the office of such paying agent or paying agents as Pinnacle may designate from time to time in the applicable prospectus supplement, except that at the option of Pinnacle payment of any interest may be made:


     - except in the case of global debt securities, by check mailed to the address of the person or entity entitled thereto as such address shall appear in the securities register; or


     - by transfer to an account maintained by the person or entity entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date. Unless otherwise indicated in the applicable prospectus supplement, we will make payment of any interest on debt securities to the person or entity in whose name the debt security is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest. Pinnacle may at any time designate additional paying agents or rescind the designation of any paying agent; however, Pinnacle will at all times be required to maintain a paying agent in each place of payment for each series of debt securities.

     Any moneys deposited with the trustee or any paying agent, or held by Pinnacle in trust, for the payment of the principal of, and premium, if any, or interest on any debt security and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable will, at the request of Pinnacle, be repaid to Pinnacle or released from such trust, as applicable, and the holder of the debt security will thereafter look, as a general unsecured creditor, only to Pinnacle for payment.

OPTION TO DEFER INTEREST PAYMENTS OR TO PAY-IN-KIND

     If provided in the applicable prospectus supplement, Pinnacle will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, Pinnacle will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series. Certain material U.S. federal income tax consequences and special considerations applicable to the debt securities will be described in the applicable prospectus supplement.

SUBORDINATION

     Except as set forth in the applicable prospectus supplement, the subordinated indenture will provide that the subordinated debt securities will be subordinated and junior in right of payment to all senior indebtedness of Pinnacle. The term "senior indebtedness" will be defined in the applicable prospectus supplement. If:


     - Pinnacle defaults in the payment of any principal, or premium, if any, or interest on any senior indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or


     - an event of default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default, requesting that payments on subordinated debt securities cease, is given to Pinnacle by the holders of senior indebtedness,
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then unless and until the default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the subordinated debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities.

     Except as set forth in the applicable prospectus supplement, the subordinated indenture will provide that in the event of:

     - any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Pinnacle, its creditors or its property;

     - any proceeding for the liquidation, dissolution or other winding-up of Pinnacle, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;


     - any assignment by Pinnacle for the benefit of creditors; or


     - any other marshaling of the assets of Pinnacle;

all present and future senior indebtedness, including, without limitation, interest accruing after the commencement of the proceeding, assignment or marshaling of assets, will first be paid in full before any payment or distribution, whether in cash, securities or other property, will be made by Pinnacle on account of subordinated debt securities. In that event, any payment or distribution, whether in cash, securities or other property, other than securities of Pinnacle or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the indenture, to the payment of all senior indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and other than payments made from any trust described in the "Satisfaction and Discharge; Defeasance" below, which would otherwise but for the subordination provisions be payable or deliverable in respect of subordinated debt securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Pinnacle being subordinated to the payment of subordinated debt securities will be paid or delivered directly to the holders of senior indebtedness, or to their representative or trustee, in accordance with the priorities then existing among such holders until all senior indebtedness shall have been paid in full. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinated debt securities by any act or failure to act on the part of Pinnacle.

MODIFICATION OF INDENTURES

     From time to time, Pinnacle and the trustees may modify the indentures without the consent of any holders of any series of debt securities with respect to some matters, including:

     - to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the indenture;


     - to qualify, or maintain the qualification of, the indentures under the Trust Indenture Act; and


     - to make any change that does not materially adversely affect the interests of any holder of such series of debt securities.

     In addition, under the indentures, Pinnacle and the trustee may modify some rights, covenants and obligations of Pinnacle and the rights of holders of any series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the series of outstanding debt securities; but no extension of the maturity of any series of debt securities, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any holder of the series of debt securities, other modification in the terms of payment of the principal of, or interest on, the series of debt securities, or reduction of the percentage required for modification, will be effective against any holder of the series of outstanding debt securities without the holder's consent.

     In addition, Pinnacle and the trustees may execute, without the consent of any holder of the debt securities, any supplemental indenture for the purpose of creating any new series of debt securities.
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EVENTS OF DEFAULT

     The indentures will provide that any one or more of the following described events with respect to a series of debt securities that has occurred and is continuing constitutes an "event of default" with respect to that series of debt securities:

     - failure for 60 days to pay any interest or any sinking fund payment on the series of debt securities when due, (subject to the deferral of any due date in the case of an extension period);

     - failure to pay any principal or premium, if any, on the series of the debt securities when due whether at maturity, upon redemption, by declaration or otherwise;

     - failure to observe or perform in any material respect certain other covenants contained in the indenture for 90 days after written notice has been given to Pinnacle from the trustee or the holders of at least 25% in principal amount of the series of outstanding debt securities;


     - default resulting in acceleration of other indebtedness of Pinnacle for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and the acceleration is not rescinded or annulled within 30 days after the written notice thereof to Pinnacle by the trustee or to Pinnacle and the trustee by the holders of 25% in aggregate principal amount of the debt securities of the series then outstanding, provided that the event of default will be remedied, cured or waived if the default that resulted in the acceleration of such other indebtedness is remedied, cured or waived; or


     - certain events in bankruptcy, insolvency or reorganization of Pinnacle.

     The holders of not less than a majority in outstanding principal amount of the series of debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee of the series. The trustee or the holders of not less than 25% in aggregate outstanding principal amount of the series may declare the principal due and payable immediately upon an event of default. The holders of a majority in aggregate outstanding principal amount of the series may annul the declaration and waive the default if the default (other than the non-payment of the principal of the series which has become due solely by the acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series.

     The holders of a majority in outstanding principal amount of a series of debt securities affected thereby may, on behalf of the holders of all the holders of the series of debt securities, waive any past default, except a default in the payment of principal or interest, unless the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series, or a default in respect of a covenant or provision which under the related indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of the series. Pinnacle is required to file annually with the trustees a certificate as to whether or not Pinnacle is in compliance with all the conditions and covenants applicable to it under the indentures.

     In case an event of default shall occur and be continuing as to a series of debt securities, the trustee of the series will have the right to declare the principal of and the interest on the debt securities, and any other amounts payable under the indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the debt securities.

     No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless the holder shall have previously given to the trustee written notice of a continuing event of default and unless also the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series shall have made written request and offered reasonable indemnity to the trustee of the series to institute the proceeding as a trustee, and unless the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the class a direction inconsistent with the request and shall have failed to institute the proceeding within 60 days. However, these limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal or interest on the debt security on or after the respective due dates expressed in the debt security.

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CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that Pinnacle will not consolidate with or merge into any other person or entity or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless:


     - either Pinnacle is the continuing corporation, or any successor or purchaser is a corporation, partnership, or trust or other entity organized under the laws of the United States of America, any State thereof or the District of Columbia, and the successor or purchaser expressly assumes Pinnacle's obligations on the debt securities under a supplemental indenture; and


     - immediately before and after giving effect thereto, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

     Unless otherwise indicated in the applicable prospectus supplement, the general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving Pinnacle that may adversely affect holders of the debt securities.

SATISFACTION AND DISCHARGE; DEFEASANCE

     The indentures will provide that when, among other things, all debt securities not previously delivered to the trustee for cancellation:


     - have become due and payable; or


     - will become due and payable at their stated maturity within one year, and Pinnacle deposits or causes to be deposited with the trustee, as trust funds in trust for the purpose, an amount in the currency or currencies in which the debt securities are payable sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity, as the case may be, then the indenture will cease to be of further effect (except as to Pinnacle's obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel described therein), and Pinnacle will be deemed to have satisfied and discharged the indenture.

     The indentures will provide that Pinnacle may elect either:


     - to terminate, and be deemed to have satisfied, all its obligations with respect to any series of debt securities, except for the obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to compensate and indemnify the trustee ("defeasance"); or


     - to be released from its obligations with respect to certain covenants, ("covenant defeasance") upon the deposit with the trustee, in trust for such purpose, of money and/or U.S. Government Obligations, as defined in the indenture, which through the payment of principal and interest in accordance with the term used will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any other amounts payable in respect of the outstanding debt securities of the series.

     Such a trust may be established only if, among other things, Pinnacle has delivered to the trustee an opinion of counsel (as specified in the indenture) with regard to certain matters, including an opinion to the effect that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and defeasance or covenant defeasance, as the case may be, had not occurred.

REDEMPTION

     Unless otherwise indicated in the applicable prospectus supplement, debt securities will not be subject to any sinking fund requirements.
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     Unless otherwise indicated in the applicable prospectus supplement,
Pinnacle may, at its option, redeem the debt securities of any series in whole at any time or in part from time to time, at the redemption price set forth in the applicable prospectus supplement plus accrued and unpaid interest to the date fixed for redemption, and debt securities in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. If the debt securities of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify the date or describe the conditions.

     Pinnacle will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at the holder's registered address. Unless Pinnacle defaults in the payment of the redemption price, on and after the redemption date interest shall cease to accrue on the debt securities or portions thereof called for redemption.

CONVERSION OR EXCHANGE

     If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of Pinnacle, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

CERTAIN COVENANTS


     The indentures contain certain covenants regarding, among other matters, corporate existence, payment of taxes and reports to holders of debt securities. If and to the extent indicated in the applicable prospectus supplement, these covenants may be removed or additional covenants added with respect to any series of debt securities.


GOVERNING LAW

     The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE TRUSTEES

     Each trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, each trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the debt securities, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. Each trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                          DESCRIPTION OF CAPITAL STOCK


     Our authorized capital stock consists of 155,000,000 shares. Those shares consist of (1) 150,000,000 shares designated as common stock, $0.001 par value per share and (2) 5,000,000 shares designated as preferred stock, $0.001 par value per share. The only equity securities currently outstanding are shares of common stock. As of August 2, 2000, there were approximately 48,416,593 shares of common stock issued and outstanding.


COMMON STOCK

     Our common stock is listed on the Nasdaq National Market under the symbol "BIGT." Each holder of our common stock will be entitled to one vote for each share held. Stockholders will not have the right to cumulate their votes in elections of directors. Accordingly, holders of a majority of the issued and outstanding common stock will have the right to elect all of our directors and otherwise control us, subject to any voting rights of the then outstanding preferred stock, if any.

     Holders of our common stock will be entitled to dividends on a pro rata basis upon declaration of dividends by our board of directors. Dividends will be payable only out of unreserved and unrestricted surplus that is legally available for the payment of dividends. Any determination to declare or pay dividends in the future will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual or legal restrictions and other factors deemed relevant by our board of directors. In order to maintain our REIT status, however, we are required to distribute to stockholders 95% of our taxable income. Our credit facility, the Senior Indenture and the Convertible Indenture currently prohibit us from paying any dividends other than those required to be paid to maintain our REIT Status.

     Upon our liquidation, holders of our common stock will be entitled to a pro rata distribution of our assets, after payment of all amounts owed to our creditors, and subject to any preferential amount payable to holders of our preferred stock, if any.

PREFERRED STOCK

     The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.


     As of August 2, 2000, there were no shares of preferred stock outstanding. The board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the following terms of the preferred stock.


     Any or all of the rights of the preferred stock may be greater than the rights of the common stock.

     The prospectus supplement will specify as to each issuance of preferred stock:


     - the maximum number of shares;



     - the designation of the shares;



     - the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates and whether dividends will be cumulative;



     - the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;



     - the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of Pinnacle's affairs;

     - any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;



     - the terms and conditions, if any, for conversion or exchange of shares into or for any other class or classes of our capital stock or any series of any other class or classes, or into or for any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;



     - the voting rights; and


     - any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

     Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will represent an aggregate number of shares equal to that of the preferred stock represented by the global certificate.

     Each global certificate will:


     - be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement;



     - be deposited with such depositary or nominee or a custodian for the depositary; and


     - bear a legend regarding any restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designation.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     Pinnacle may elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of shares of preferred stock) of a share of a particular series of shares of preferred stock as described below. In the event Pinnacle elects to do so, depositary receipts evidencing depositary shares will be issued to the public.

     The shares of any class or series of shares of preferred stock represented by depositary shares will be deposited under a deposit agreement among Pinnacle, a depositary selected by Pinnacle and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a preferred share represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented thereby (including dividend, voting, redemption and liquidation rights).

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of shares of preferred stock in accordance with the terms of the offering described in the related prospectus supplement. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to or incorporated by reference in the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

     Pending the preparation of definitive depositary receipts, the depositary may, upon the written order of Pinnacle, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder thereof.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other distributions received in respect of the related class or series of shares of preferred stock to the record holders of depositary shares relating to such class or series of shares of preferred stock in proportion to the number of such depositary shares owned by such holders.

     In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with the approval of Pinnacle, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF SHARES

     Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption), the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of shares of preferred stock and any money or other property represented by such depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related class or series of shares of preferred stock on the basis set forth in the prospectus supplement for such class or series of shares of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.

REDEMPTION OF DEPOSITARY SHARES

     Whenever Pinnacle redeems shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the related class or series of shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such class or series of shares of preferred stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

VOTING THE SHARES OF PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the shares of preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such shares of preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the shares of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the class or series of shares of preferred stock represented by such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by such depositary shares in accordance with such instructions, and Pinnacle will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such shares of preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Pinnacle and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a majority (or, in the case of amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, 66 2/3%, unless otherwise provided in the related prospectus supplement) of the depositary shares then outstanding. The deposit agreement may be terminated by Pinnacle or the depositary only (1) if all outstanding depositary shares have been redeemed, (2) if there has been a final distribution in respect of the related class or series of shares of preferred stock in connection with any liquidation, dissolution or winding up of Pinnacle and such distribution has been distributed to the holders of depositary receipts or (3) upon the consent of holders of depositary receipts representing not less than 66 2/3% of the depositary shares outstanding.

CHARGES OF DEPOSITARY

     Pinnacle will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Pinnacle will pay charges of the depositary in connection with the initial deposit of the related class or series of shares of preferred stock and any redemption of such shares of preferred stock. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

     The depositary may refuse to effect any transfer of a depositary receipt or any withdrawal of shares of a class or series of preferred stock evidenced thereby until all taxes and charges with respect to the depositary receipt or shares of preferred stock are paid by the holders thereof.

MISCELLANEOUS

     The depositary will forward all reports and communications from Pinnacle which are delivered to the depositary and which Pinnacle is required to furnish to the holders of the shares of preferred stock.

     Neither the depositary nor Pinnacle will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of Pinnacle and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and neither

Pinnacle nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or class or series of shares of preferred stock unless satisfactory indemnity is furnished. Pinnacle and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on the documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering to Pinnacle notice of its election to do so, and Pinnacle may at any time remove the depositary. Any such resignation or removal of the depositary will take effect upon the appointment of a successor depositary, which successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                            DESCRIPTION OF WARRANTS

     Pinnacle has no warrants outstanding (other than options issued under its employee stock option plans). Pinnacle may issue warrants for the purchase of debt securities, common stock or preferred stock. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Pinnacle and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as an agent of Pinnacle in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement. Copies of the form of warrant agreement and warrant will be filed as exhibits to or incorporated by reference in the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

     The applicable prospectus supplement will describe the terms of the warrants, including, where applicable, the following:


     - the title of the warrants;



     - the aggregate number of warrants;



     - the price or prices at which warrants will be issued;



     - the designation, terms and number of securities purchasable upon exercise of warrants;



     - the designation and terms of the securities, if any, with which warrants are issued and the number of warrants issued with each security;



     - the date, if any, on and after which warrants and the related securities will be separately transferable;



     - the price at which each security purchasable upon exercise of warrants may be purchased;



     - the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;



     - the minimum or maximum amount of warrants which may be exercised at any one time;



     - information with respect to book-entry procedures, if any; and


     - any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.


                              SELLING STOCKHOLDERS



     The selling stockholders may be our directors, executive officers, former directors, employees or certain holders of our common stock. The prospectus supplement for any offering of our common stock by selling stockholders will include the following information:



     - the names of the selling stockholders;



     - the number of shares held by each of the selling stockholders;



     - the percentage of the common stock held by each of the selling stockholders; and



     - the number of shares of common stock offered by each of the selling stockholders.

                              PLAN OF DISTRIBUTION


     We and any selling stockholders may offer and sell the securities directly or to or through underwriting syndicates represented by managing underwriters, to or through underwriters without a syndicate or through dealers or agents. The prospectus supplement with respect to the offered securities will set forth the terms of the offering, including the following:



     - the names of the selling stockholders and the number of shares of common stock to be sold by each;



     - the name or names of any underwriters, dealers or agents;



     - the purchase price and the proceeds we or the selling stockholders will receive from the sale;



     - any underwriting discounts, agency fees and other items constituting underwriters' or agents' compensation; and


     - the initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

     If any underwriters are involved in the offer and sale, the securities will be acquired by the underwriters and may be resold by them, either at a fixed public offering price established at the time of offering or from time to time in one or more negotiated transactions or otherwise, at prices related to prevailing market prices determined at the time of sale. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities described in the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.


     We or the selling stockholders or both may offer and sell the securities directly or through an agent or agents designated by us from time to time. An agent may sell securities it has purchased from us as principal to other dealers for resale to investors and other purchasers, and may reallow all or any portion of the discount received in connection with the purchase from us to the dealers. After the initial offering of the securities, the offering price (in the case of securities to be resold at a fixed offering price), the concession and the discount may be changed. Any agent or selling stockholder participating in the distribution of the securities may be deemed to be an "underwriter," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), of the securities so offered and sold.


     If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of the securities. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the securities in connection with the offering, i.e., if it sells more securities than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing the securities in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase securities on the open market to reduce their short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such securities as part of the offering.

     Neither we nor any underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any underwriter make any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


     Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against some liabilities, including liabilities under the Securities Act.


     The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement if appropriate.

     Unless otherwise indicated in the prospectus supplement, each series of offered securities will be a new issue of securities and, other than the common stock, which is listed on the Nasdaq National Market, for which there currently is no market. Any underwriters to whom securities are sold for public offering and sale may make a market in such series of securities as permitted by applicable laws and regulations, but such underwriters will not be obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the securities.


     Underwriters, agents and dealers may engage in transactions with or perform services, including various investment banking and other services, for us and/or any of our affiliates in the ordinary course of business.


     We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. We will, however, bear certain expenses in connection with the registration of the securities being offered under this prospectus by the selling stockholders, including all costs incident to the offering and sale of the securities to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.


                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for Pinnacle by Holland & Knight LLP, Tampa, Florida, and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

                                    EXPERTS


     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Pinnacle Holdings Inc. for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.



     The audited historical financial statements of Microcell Management, Inc., Tucker-Valley Communications, Tower Ventures II LLC, and Beverly Hills Center, LLC included in Pinnacle Holdings Inc.'s Form 8-K dated August 4, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent certified public accountants, on the authority of said firm as experts in auditing and accounting.


     The financial statements of the North American Antenna Site Business of Motorola, Inc. as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, have been incorporated herein by reference in reliance upon the report of KPMG LLP, independent auditors.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements, and other information with the Commission. You may read and copy any materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

     Pinnacle filed a registration statement on Form S-3 to register with the Commission the securities described herein. This prospectus is a part of that registration statement and constitutes a prospectus of Pinnacle. As allowed by Commission rules, this prospectus does not contain all the information that can be found in the registration statement or the exhibits to the registration statement.

                           INCORPORATION BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the following documents:



     - our Annual Report on Form 10-K for the year ended December 31, 1999 (including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2000 Annual Meeting of Stockholders) filed with the Commission on February 29, 2000.



     - our Quarterly Report on Form 10-Q filed with the Commission on May 15, 2000.



     - our Current Report on Form 8-K filed with the Commission on August 4,
       2000.



     - our Current Report on Form 8-K filed with the Commission on January 4, 2000.



     - our Current Report on Form 8-K filed with the Commission on September 14, 1999, as amended November 15, 1999.


     - the description of our common stock contained in our registration statement on Form 8-A filed under the Exchange Act on August 11, 1998.


     - all documents subsequently filed by Pinnacle pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.



     - all documents filed by Pinnacle after the date of filing the initial registration statement on Form S-3 of which this prospectus forms a part and before the effectiveness of such registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing such documents.



     On request we will provide at no cost to each person, including any beneficial owner who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference. We will not provide exhibits to any of such documents, however, unless such exhibits are specifically incorporated by reference into those documents. Written or telephone requests for such copies should be addressed to:


                               Investor Relations
                             Pinnacle Holdings Inc.
                            301 North Cattlemen Road
                                   Suite 300
                            Sarasota, Florida 34232
                            Telephone (941) 364-8886

                                  $900,000,000

                             PINNACLE HOLDINGS INC.

                DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK,
                         DEPOSITARY SHARES AND WARRANTS

                             ---------------------
                                   PROSPECTUS
                             ---------------------


                                 AUGUST 4, 2000

     THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


Subject to Completion, Dated August 4, 2000.


(PINNACLE HOLDINGS LOGO)


PINNACLE HOLDINGS INC.


8,000,000 SHARES

COMMON STOCK


This is a public offering of common stock of Pinnacle Holdings Inc. We are offering 8,000,000 shares of common stock of which 284,750 shares are being offered by the selling stockholders listed under the heading "Selling Stockholders" on page S-24 and 7,715,250 shares are being offered by us.



Our common stock trades on the Nasdaq National Market under the symbol "BIGT". On August 3, 2000, the last reported sale price of our common stock was $54.5625 per share.


INVESTING IN OUR COMMON STOCK INVOLVES RISKS.   SEE "RISK FACTORS" BEGINNING ON
PAGE 10 IN THE ACCOMPANYING PROSPECTUS.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                                               PER
                                                              SHARE     TOTAL
                                                              ------   --------
Public offering price                                         $        $
Underwriting discounts and commissions                        $        $
Proceeds, before expenses, to Pinnacle Holdings Inc.          $        $
Proceeds, before expenses, to selling stockholders            $        $



We have granted the underwriters the right to purchase up to 1,200,000 additional shares at the public offering price to cover any over-allotments.



The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payments in Baltimore,
Maryland on August   , 2000.

                           DEUTSCHE BANC ALEX. BROWN
                                  ------------

GOLDMAN, SACHS & CO.


                        RAYMOND JAMES & ASSOCIATES, INC.


                                                            SALOMON SMITH BARNEY


                                  ------------


BANC OF AMERICA SECURITIES LLC


                           CREDIT SUISSE FIRST BOSTON


                                                             MERRILL LYNCH & CO.




THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST   , 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                         PROSPECTUS

About This Prospectus.......................................     3
Recent Developments.........................................     3
Disclosure Regarding Forward-Looking Statements.............     8
Risk Factors................................................    10
Use of Proceeds.............................................    23
Dividend Policy.............................................    23
Ratio of Earnings to Fixed Charges and Preferred Stock
  Dividends.................................................    24
Management..................................................    25
The Securities..............................................    27
Description of Debt Securities..............................    27
Description of Capital Stock................................    36
Description of Depositary Shares............................    38
Description of Warrants.....................................    41
Selling Stockholders........................................    41
Plan of Distribution........................................    42
Legal Matters...............................................    43
Experts.....................................................    43
Where You Can Find More Information.........................    43
Incorporation by Reference..................................    43

                   PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary...............................   S-3
Use Of Proceeds.............................................   S-8
Dilution....................................................   S-8
Price Range Of Common Stock.................................   S-8
Capitalization..............................................   S-9
Our Unaudited Pro Forma Financial Data......................  S-10
Our Selected Historical Consolidated Financial Data.........  S-22
Selling Stockholders........................................  S-24
Certain Federal Income Tax Considerations...................  S-24
Underwriting................................................  S-38
Legal Matters...............................................  S-39

                           -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS SUPPLEMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS SUPPLEMENT.

     When used in this prospectus supplement, the terms "Pinnacle," "we," "our," "us" and the "Company" refer to Pinnacle Holdings Inc. and its subsidiaries.

                         PROSPECTUS SUPPLEMENT SUMMARY


     This summary is not complete and may not contain all of the information that you should consider before investing in the common stock. To understand this offering fully, you should carefully read the entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference.


                                  THE COMPANY


OUR BUSINESS


     We are a leading independent provider of wireless communications site space in the United States. We focus primarily on renting space on communications sites to providers of wireless communications services such as PCS, cellular, paging, SMR/ESMR, wireless data transmission and radio and television broadcasting. We believe that focusing on the communications site rental business allows us to achieve the highest cash flow margins with the lowest level of risk on our invested capital in the communications site business. Our growth strategy has been primarily focused on growing cash flow by increasing tenancy on our existing sites and acquiring tall towers and other site structures located in areas of high wireless rental site demand that can accommodate multiple tenants. As a result of our extensive base of communications sites and our acquisition strategy, we believe we are well positioned to continue benefiting from the growth opportunities in the rapidly consolidating tower industry and from the strong demand for communications site rental space fueled by the growing demand for wireless services. We also recently expanded into the colocation facility business. On a pro forma basis, we had revenues and EBITDA of $200.3 million and $100.2 million, respectively, for the year ended December 31, 1999; and our revenues and EBITDA for the three months ended March 31, 2000 were $51.9 million and $26.4 million, respectively. See "Our Unaudited Pro Forma Financial Data."



     Since our formation in May 1995, we have focused on creating a portfolio of communications site clusters in high growth markets such as Atlanta, Birmingham, Boston, Chicago, Dallas, Houston, Los Angeles, New Orleans, New York, Orlando and Tampa. As of August 2, 2000, we have completed 484 acquisitions, acquiring 4,303 communications sites, including 2,361 owned sites, 979 "managed" sites and 858 "leased" sites and we have constructed 105 towers. As of August 2, 2000, we also have agreements or letters of intent to acquire 852 additional communications sites. Managed sites are tower or rooftop communications sites owned by others where we have the exclusive right to market antenna space. Leased sites are tower or rooftop communications sites owned by others where we have a non-exclusive right to market antenna space.



     We currently have over 3,900 customers renting space on one or more of our communications sites. Our tenants include all forms of wireless communications providers, operators of private wireless networks and government agencies, including Arch Communications, BellSouth Mobility, the Federal Bureau of Investigation, the Bureau of Alcohol, Tobacco & Firearms, Motorola, Nextel, Pagemart, PageNet, Skytel, Southern Communications, Sprint PCS and Teletouch. Our customers are generally responsible for the installation of their own equipment and the incremental utilities costs associated with that equipment. In addition, adding customers on a communications site does not increase our monitoring, maintenance or insurance costs. Therefore, when new customers or additional equipment are added to a communications site, we are able to increase revenue with limited incremental costs, thereby increasing cash flow margins. Furthermore, we experience minimal churn as our communications site locations serve an essential function in our customers' wireless networks and cannot easily be replaced.



     We recently announced the acquisition of two carrier neutral colocation facilities in St. Louis and our intent to acquire a colocation facility and a planned colocation facility in Dallas for an aggregate cash purchase price of $209.4 million. We also acquired two carrier neutral colocation facilities and intend to acquire a third facility, all of which are located in Texas, for an aggregate purchase price of $11.6 million. Colocation facilities are buildings primarily used to house the equipment of multiple communications carriers and to provide access to communications networks. Carrier neutral colocation facilities are independently-owned facilities that provide interconnectivity to multiple communications carriers versus carrier-owned facilities that offer interconnectivity to their own network. Similar to our communications site leasing business, tenants pay according to the space they require. Colocation facility providers are required to maintain the physical building and each tenant is required to maintain its own equipment. The buildings include climate control, electrical power, access risers and sufficient reinforcement to support the weight of tenants' equipment and are generally located adjacent to wireline or wireless communications networks. As with our core communications site business, we believe colocation facilities are characterized by high growth driven by continuing demand for voice, data and Internet services, stable and recurring cash flow from a diversified customer base, substantial barriers to entry, and the potential for improved margins, as tenants are added to facilities without a proportional increase in operating expense.



     We believe that "same site" revenue growth is a meaningful indicator of the organic growth of our business. Same site revenue growth is measured by comparing the annualized revenues of our communications sites at the end of a period to the annualized revenues for the same sites at the end of a prior period without considering revenues from the communications sites we acquired during the period. Taking into consideration leases for new tenants, we experienced same site revenue growth of approximately 21.0% for the twelve months ended March 31, 2000 on our base of communications sites as of March 31, 1999. We believe that "same site" growth will also be the appropriate performance measure for our carrier neutral colocation facilities.



OUR GROWTH STRATEGY



     Our objective is to create value by rapidly growing cash flow. We believe we can do this by aggressively marketing existing communications sites, as well as new site inventory we obtain primarily through acquisition, and also by selectively constructing new towers. We also believe our carrier neutral colocation facilities will enhance our cash flow and we intend to aggressively market the excess space in the facilities we purchase and to selectively increase the capacity in certain of the facilities we purchase.



     - MARKETING AND DEVELOPMENT STRATEGY. We aggressively market space on our communications sites to leverage our fixed costs over a broader base of customers. The key elements of our marketing and development strategy include:



        -- owning and assembling clusters of communications sites in high growth regions to offer our customers the ability to rapidly and efficiently fulfill their network expansion plans across a particular market or region;



        -- targeting a diversified customer base that uses differing types of wireless technologies with different height requirements to maximize the utilization of our communications sites;



        -- using our customer relationships and our established reputation as a highly professional and reliable communications site space provider to lease space on additional communications sites;



        -- using information obtained from our customers concerning their future expansion plans to guide our acquisition and new construction programs; and



        -- premarketing communications site rental space to new wireless communications service providers based on the market intelligence we gain by tracking Federal Communications Commission ("FCC") filings.



     - ACQUISITION STRATEGY. We are focused on acquiring clusters of communications sites in high growth markets. We target tall communications sites that have existing tenants with capacity for more. Our strategy allows us to choose site locations and avoid potentially speculative "build-to-suit" mandates. The key elements of our acquisition strategy include:



        -- targeting population centers and key transportation corridors in high growth wireless communications markets;



        -- acquiring tall communications site structures that can accommodate a diversified customer base that uses different types of wireless technologies with different height requirements;



        -- selecting communications sites that will allow us to create or enhance a cluster of sites in a given area;



        -- employing a disciplined valuation process to acquire communications sites that have existing cash flow and identified potential for significant future cash flow growth from additional tenants; and

        -- committing significant personnel to identifying, negotiating and closing communications site acquisitions.



     - NEW TOWER CONSTRUCTION STRATEGY. We also selectively construct new towers in and around major markets where we already have a presence to enhance our existing communications site clusters. Construction is only initiated after at least one anchor tenant is identified and after we have determined, based on market research, that the capital outlay for the construction project will exceed our minimum required return on invested capital. We do not pursue large build-to-suit mandates or engage in speculative construction projects. During 1997, 1998, 1999 and during 2000 through August 2, 2000, we constructed 22, 47, 23 and 5 towers, respectively. We estimate that we will identify 40 to 50 new tower build opportunities during the second half of this year.



     - COLOCATION FACILITY STRATEGY. We believe our carrier neutral colocation facility strategy has the potential to significantly enhance our cash flow, while diversifying our customer base. We believe we can leverage the experience of our sales force and our site rental expertise to achieve the same level of success that we have attained in the communications site industry. Our strategy focuses on four key points:



          - acquire colocation facilities where there is significant potential for organic growth;



          - cross market our wireless sites and colocation facilities;



          - follow the same valuation process we employ in the acquisition or construction of communications sites; and



          - apply our communications sites integration and systems experience to the integration of colocation facilities.


OUR STRENGTHS

     We believe the following to be the strengths of our business:


     - FOCUS WITHIN THE COMMUNICATIONS SITE RENTAL BUSINESS. We focus on the rental of communications site space as opposed to other lower margin segments of the communications site industry, such as site acquisition services or construction services. Furthermore, we do not engage in large scale "build-to-suit" programs, preferring instead to focus on our core acquisition strategy and complementary selective construction strategy designed to enhance coverage in targeted markets.



     - COMMUNICATIONS SITE PORTFOLIO. We believe that the location, size and capacity of our site portfolio creates significant competitive advantages by enabling us to provide our diverse wireless customers with sites in a given area.



     - SUCCESSFUL ACQUISITION STRATEGY. Through our acquisition process we identify communications sites that typically have existing cash flow and enhance our existing portfolio. We have demonstrated the ability to identify, successfully negotiate the purchase of and integrate what we believe to be value enhancing acquisitions.



     - ABILITY TO INCREASE RENTAL REVENUE. Because of our aggressive marketing efforts to all major wireless communication providers we have signed a significant number of new tenants over the last four years. Additional tenants increase the operating leverage of our communications site portfolio and generally increase our overall cash flow margins.


RECENT DEVELOPMENTS

  Recent and Other Pending Acquisitions


     From January 1, 2000 through August 2, 2000, we acquired 1,098 communications sites for an aggregate purchase price of $287.5 million. At August 2, 2000, we have entered into letters of intent or purchase agreements to acquire 852 communications sites for approximately $260.1 million. In addition to our core communications site acquisitions, we recently announced the acquisition of two carrier neutral colocation facilities in St. Louis and our intent to acquire a colocation facility and a planned colocation facility in Dallas for an aggregate purchase price of $209.4 million. Carrier neutral colocation facilities are buildings primarily used to house the equipment of multiple communications carriers as part of their network strategy.



  Convertible Notes Offering



     On March 22, 2000 we completed an offering of a $200.0 million aggregate principal amount of our 5.5% convertible subordinated notes due 2007 (the "Convertible Notes Offering") pursuant to Rule 144A under the Securities Act of 1933, as amended. Our net proceeds were approximately $193.5 million, which were used to repay existing debt under our credit facility.



  REIT Status



     On July 18, 2000, the Internal Revenue Service issued a private letter ruling to Pinnacle Towers III, Inc. ("PT III") confirming that the ownership of, and receipt of income from, its rooftop sites and related equipment will be considered qualifying assets and income for REIT purposes. However, PT III will not elect to be taxed as a REIT for the short period year of 1999. PT III does anticipate making a REIT election for the 2000 calendar year, but there can be no assurance that PT III will satisfy all of the requirements for qualification as a REIT beyond those which were addressed by the private letter ruling. In this regard, shortly before receiving the private letter ruling, PT III discovered that it had been recognizing non-REIT qualifying income at an annualized rate which, if allowed to continue, would result in PT III failing one of the REIT income tests for 2000. PT III is studying steps that it may be able to take for the remainder of the 2000 calendar year in order to satisfy that income test for the 2000 calendar year, which may include the transfer of certain assets to a non-controlled subsidiary of PT III in which PT III will own notes and preferred and common stock constituting a substantial portion of the overall investment therein, but in which certain executive officers of PT III will own in excess of 90% of the voting stock.



  SEC Informal Inquiry



     The Securities and Exchange Commission Staff recently requested information from us and our independent accountants as part of a nonpublic informal inquiry. We are fully cooperating (and intend to continue to cooperate) with the Staff.



     Through communications with the Staff, we believe the inquiry has come to primarily focus on the independence of our independent accountants in light of the scope of non-audit services provided by them to us. However, as the Staff initially focused its inquiry on certain accounting issues associated with our acquisition of Motorola, Inc.'s North American antenna site business, we cannot be certain that the Staff's focus will remain on the independence of our independent accountants and not later refocus on accounting treatment issues.



     Our independent accountants have given their consent to our use of our financial statements they have audited in connection with this prospectus. In addition, another accounting firm that audited certain historical financial statements of the North American Antenna Site Business of Motorola, Inc. that we acquired as a part of the Motorola transaction has given its consent to their use in connection with the prospectus accompanying this prospectus supplement. Our independent accountants have also represented to us in connection with the prospectus accompanying this prospectus supplement that they are in fact independent and that they conducted their audit consistent with their professional obligations. The Staff, however, might not concur with that view. If the Commission determines that our independent accountants were not independent, we might be required to engage a different independent accountant prospectively, and we might be required to seek a re-audit of our previous years' financial statements. We cannot predict the outcome of the Staff's inquiry and what effect, if any, it might have on us.

                                THE OFFERING(1)



Common Stock offered: By Pinnacle....      7,715,250 shares



  By the Selling Stockholders........        284,750 shares



                     -----------------------------------------------------------



    Total............................      8,000,000 shares
                     -----------------------------------------------------------



                     -----------------------------------------------------------



Common Stock to be Outstanding After
the Offering(2)......................     56,131,843 shares



Use of Proceeds......................     We intend to use the net proceeds of
                                          this offering to pay the purchase
                                          price of pending acquisitions, to fund
                                          future acquisitions and for general
                                          corporate purposes. The net proceeds
                                          of this offering received by the
                                          selling stockholders will not be
                                          available to us. See the "Use of
                                          Proceeds" section of this prospectus
                                          supplement for further details.



Risk Factors.........................     See "Risk Factors" beginning on page
                                          10 of the accompanying prospectus for
                                          a discussion of factors you should
                                          carefully consider before deciding to
                                          invest in our common stock.



Nasdaq National Market Symbol........     BIGT



------------


(1) Does not include 1,200,000 shares of common stock subject to a 30-day over-allotment option granted to the underwriters by Pinnacle.



(2) Excludes approximately 5,000,000 shares of common stock reserved for issuance under our stock incentive plan, 2,531,491 of which are subject to outstanding options as of August 2, 2000.


     Our headquarters are located at 301 North Cattlemen Road, Suite 300, Sarasota, Florida 34232, and our telephone number is (941) 364-8886. Our website is www.pinnacletowers.com. The information provided on our website is not incorporated into this prospectus supplement.

                                USE OF PROCEEDS


     The net proceeds to Pinnacle from the sale of the 7,715,250 shares being offered by us and the net proceeds to the Selling Stockholders from the sale of the 284,750 shares being offered by them after deducting underwriting discounts, commissions and estimated offering expenses, are estimated (assuming an offering price of $54.56) to be approximately $404.4 million and $15.0 million, respectively, or $467.4 million and $15.0 million, respectively, if the underwriters' over-allotment option is exercised in full. We intend to use the net proceeds of the offering to pay the $260.1 million purchase price of our pending acquisitions, fund future acquisitions and for general corporate purposes. Pending such uses, the net proceeds will be invested in short term, investment grade securities, certificates of deposit, or direct or guaranteed obligations of the United States government. The net proceeds of this offering received by the Selling Stockholders will not be available to us.


                                    DILUTION


     The net tangible book value of our common stock at March 31, 2000 was $615.7 million or $13.25 per share. "Net tangible book value per share" represents the amount of total tangible assets less total liabilities divided by the number of shares of common stock outstanding, excluding all outstanding stock options and the underwriters' over-allotment options. Without taking into account any other changes in the pro forma, as adjusted, net tangible book value after March 31, 2000, other than to give effect to the receipt by use of the net proceeds from the sale of 7,715,250 shares of common stock in this offering, the pro forma net tangible book value of our common stock as of March 31, 2000 would have been $18.80 per share of common stock. This represents an immediate increase in net tangible book value of $5.55 per share to existing stockholders and an immediate dilution of $35.76 per share to new investors. The following table illustrates this per share dilution:



Public offering price per share.............................           $54.56
  Net tangible book value per share at March 31, 2000.......  $13.25
  Increase per share attributable to this offering..........    5.55
                                                              ------
Pro forma, as adjusted, net tangible book value per share
  after this offering.......................................            18.80
                                                                       ------
Dilution per share to new investors.........................           $35.76
                                                                       ======



                          PRICE RANGE OF COMMON STOCK


     Our common stock began trading on the Nasdaq National Market under the symbol "BIGT" on February 19, 1999. The following table sets forth the range of high and low sale prices per share for our common stock as reported on the Nasdaq National Market for the periods indicated:


                                                                HIGH        LOW
                                                              --------    --------
2000
First quarter...............................................  $80.50      $35.875
Second quarter..............................................  $65.00      $42.9375
Third quarter (through August 3, 2000)......................  $57.9375    $49.6875
1999
First quarter...............................................  $15.125     $14.00
Second quarter..............................................  $24.50      $15.00
Third quarter...............................................  $28.3125    $22.75
Fourth quarter..............................................  $42.375     $22.00



     On August 3, 2000, the last sale price of our common stock as reported on the Nasdaq National Market was $54.5625 per share and there were 87 holders of record of our common stock.

                                 CAPITALIZATION


     The Actual column in the following table sets forth our actual capitalization as of March 31, 2000. The Pro Forma column gives effect to (1) all acquisitions of communications site rental businesses and carrier neutral colocation facilities completed after March 31, 2000 through August 2, 2000; (2) all other individually insignificant acquisitions of communications site rental businesses and carrier neutral colocation facilities for which we have entered into agreements or letters of intent to acquire as of August 2, 2000 (and that we believe are probable) and (3) the financing of the acquisitions referenced in
(1) and (2) above under our credit facility. The Pro Forma as Adjusted column gives further effect to the application of the proceeds from this offering. The following table does not include 5,000,000 shares reserved for issuance under our stock option plan, 2,531,491 of which are subject to outstanding options with an average exercise price of $17.19 per share.



                                                                      AS OF MARCH 31, 2000
                                                            ----------------------------------------
                                                                         (IN THOUSANDS)
                                                                                        PRO FORMA
                                                              ACTUAL     PRO FORMA    AS ADJUSTED(1)
                                                            ----------   ----------   --------------
Cash and cash equivalents.................................  $  228,133   $  228,133     $  228,133
                                                            ==========   ==========     ==========
Credit facility(2)........................................  $  290,866   $  718,822     $  314,453
10% senior discount notes due 2008........................     244,313      244,313        244,313
5.5% convertible subordinated notes due 2007..............     200,000      200,000        200,000
Notes payable(3)..........................................      35,807       35,807         35,807
                                                            ----------   ----------     ----------
       Total long-term debt (including current portion)...     770,986    1,198,942        794,573
Stockholders' equity:
Common stock, $0.001 par value, 150,000,000 shares
  authorized; 48,340,923 shares issued and outstanding....          48           48             56
Additional paid-in capital................................     771,793      771,793      1,176,154
Foreign currency translation..............................        (339)        (339)          (339)
Accumulated deficit.......................................    (136,373)    (136,373)      (136,373)
                                                            ----------   ----------     ----------
       Total stockholders' equity.........................     635,129      635,129      1,039,498
                                                            ----------   ----------     ----------
       Total capitalization...............................  $1,406,115   $1,834,071     $1,834,071
                                                            ==========   ==========     ==========


------------


(1) As adjusted to give effect to the sale of our common stock at an offering price of $54.56 per share.


(2) Notwithstanding the amount of indebtedness shown as outstanding above on a pro forma basis, the maximum amount borrowable under the credit facility is currently $670.0 million. Availability under the open commitment of our credit facility after giving effect to the use of proceeds from this offering will be $171.5 after giving effect to $34.0 million of outstanding letters of credit which reduce availability thereunder.


(3) Notes payable consists of notes issued to tower sellers in our acquisition of towers. Interest rates range from 8.5% to 13.0% and the notes payable mature at varying dates through December 2020.

                     OUR UNAUDITED PRO FORMA FINANCIAL DATA

     The Unaudited Pro Forma Consolidated Balance Sheet at March 31, 2000 gives pro forma effect to:


     - the acquisition of individually insignificant site rental businesses and carrier neutral colocation facilities completed subsequent to March 31, 2000 through August 2, 2000;



     - other individually insignificant acquisitions of site rental businesses and carrier neutral colocation facilities for which we have entered into agreements or letters of intent to acquire as of August 2, 2000, and that we believe are probable;



     - the related financing of the acquisitions referred to above; and



     - this offering and the application of the net proceeds therefrom as described under "Use of Proceeds,"



as if each had occurred as of March 31, 2000.


     The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1999 gives pro forma effect to:

     - all individually insignificant acquisitions completed during 1999;


     - acquisitions of other insignificant communications sites and carrier neutral colocation facilities completed subsequent to December 31, 1999 through August 2, 2000;



     - other individually insignificant acquisitions of site rental businesses and carrier neutral colocation facilities for which we have entered into agreements or letters of intent to acquire as of August 2, 2000, and that we believe are probable;


     - related financing of the acquisitions referred to above;


     - our initial public offering ("IPO") in February 1999, an additional public offering in July 1999 (the "July 1999 Offering"), the January 2000 Offering and the Convertible Notes Offering described elsewhere in this prospectus supplement; and



     - this offering and the application of the net proceeds therefrom as described under "Use of Proceeds,"



as if each occurred as of January 1, 1999.


     The Unaudited Pro Forma Consolidated Statement of Operations for the quarter ended March 31, 2000 gives pro forma effect to:

     - all individually insignificant acquisitions completed during the first quarter of 2000;


     - acquisitions of other communications sites and carrier neutral colocation facilities completed subsequent to March 31, 2000 through August 2, 2000;



     - other individually insignificant acquisitions of site rental businesses for which we have entered into agreements or letters of intent to acquire as of August 2, 2000, and that we believe are probable;


     - related financing of the acquisitions referred to above;


     - the January 2000 Offering and the Convertible Notes Offering described elsewhere in this prospectus supplement; and



     - this offering and the application of the net proceeds therefrom as described under "Use of Proceeds,"



as if each occurred as of January 1, 1999.


     We account for our acquisitions under the purchase method of accounting. The total cost of site rental businesses acquired including related fees and expenses is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The purchase price allocations for the respective acquisitions included in the unaudited pro forma data are preliminary. However, we do not expect that the final allocation of the purchase price will be materially different from its preliminary allocation.

     The unaudited pro forma financial data are provided for informational purposes only and are not necessarily indicative of our results of operations or financial position had the transactions assumed therein occurred, nor are they necessarily indicative of the results of operations that may be expected to occur in the future. There can be no assurance whether or when any of the probable acquisitions reflected in the unaudited pro forma data will be completed. Furthermore, the unaudited pro forma financial data are based upon assumptions that we believe are reasonable and should be read in conjunction with the financial statements and the accompanying notes thereto included elsewhere in the documents incorporated by reference in the accompanying prospectus.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 2000

                                 (IN THOUSANDS)



                                                       ADJUSTMENTS FOR
                                                        ACQUISITIONS
                                                          COMPLETED
                                                        SUBSEQUENT TO      ADJUSTMENTS                  ADJUSTMENTS       PRO
                                          MARCH 31,       MARCH 31,       FOR PROBABLE        PRO        FOR THIS        FORMA
                                             2000          2000(A)       ACQUISITIONS(B)     FORMA      OFFERING(C)   AS ADJUSTED
                                          ----------   ---------------   ---------------   ----------   -----------   -----------
ASSETS
Current assets:
  Cash and cash equivalents.............  $  228,133      $     --          $     --       $  228,133    $      --    $  228,133
  Accounts receivable...................      17,240            --                --           17,240           --        17,240
  Prepaid expenses and other current
     assets.............................       9,545           126                --            9,671           --         9,671
                                          ----------      --------          --------       ----------    ---------    ----------
       Total current assets.............     254,918           126                --          255,044           --       255,044
  Fixed assets, net.....................   1,117,335       170,974           260,137        1,548,446           --     1,548,446
  Leasehold interests, net..............      69,609            --                --           69,609           --        69,609
  Deferred debt costs, net..............      19,394            --                --           19,394           --        19,394
  Other assets..........................       4,274            --                --            4,274           --         4,274
                                          ----------      --------          --------       ----------    ---------    ----------
                                          $1,465,530      $171,100          $260,137       $1,896,767    $      --    $1,896,767
                                          ==========      ========          ========       ==========    =========    ==========

LIABILITIES
Current liabilities:
  Accounts payable......................  $    8,990      $     --          $     --       $    8,990    $      --    $    8,990
  Accrued expenses......................      43,238         1,909             1,372           46,519           --        46,519
  Deferred revenue......................       6,607            --                --            6,607           --         6,607
Current portion of long-term debt.......       7,463            --                --            7,463           --         7,463
                                          ----------      --------          --------       ----------    ---------    ----------
       Total current liabilities........      66,298         1,909             1,372           69,579           --        69,579
Long-term debt..........................     763,523       169,191           258,765        1,191,479     (404,369)      787,110
Other liabilities.......................         580            --                --              580           --           580
                                          ----------      --------          --------       ----------    ---------    ----------
                                             830,401       171,100           260,137        1,261,638     (404,369)      857,269
                                          ----------      --------          --------       ----------    ---------    ----------
STOCKHOLDERS' EQUITY
Common stock............................          48            --                --               48            8            56
Additional paid-in capital..............     771,793            --                --          771,793      404,361     1,176,154
Foreign currency translation............        (339)           --                --             (339)          --          (339)
Accumulated deficit.....................    (136,373)           --                --         (136,373)          --      (136,373)
                                          ----------      --------          --------       ----------    ---------    ----------
       Total stockholders' equity.......     635,129            --                --          635,129      404,369     1,039,498
                                          ----------      --------          --------       ----------    ---------    ----------
                                          $1,465,530      $171,100          $260,137       $1,896,767    $      --    $1,896,767
                                          ==========      ========          ========       ==========    =========    ==========


   See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET


                                 (IN THOUSANDS)



(a) Reflects our preliminary allocation of purchase price in accordance with the purchase method of accounting for individually insignificant acquisitions of site rental businesses and carrier neutral colocation facilities and the related debt financing of such acquisitions under our credit facility that we completed in the period subsequent to March 31, 2000 through August 2, 2000, as follows:



                                                                        OTHER
                                                                    INSIGNIFICANT
                                                                    ACQUISITIONS
                                TUCKER-VALLEY         TOWER           COMPLETED
                                COMMUNICATIONS   VENTURES II, LLC    SUBSEQUENT                      ADJUSTMENTS
                                    AS OF             AS OF              TO                              FOR
                                  MARCH 31,         MARCH 31,         MARCH 31,                       COMPLETED
                                   2000(1)           2000(1)           2000(2)      ADJUSTMENTS(1)   ACQUISITIONS
                                --------------   ----------------   -------------   --------------   ------------
Cash and cash equivalents.....     $   119            $  304           $    --         $  (423)        $     --
Accounts receivable...........          35                --                --             (35)              --
Prepaid expenses and other
  current assets..............         584               604                --          (1,062)             126
Fixed assets, net.............       6,518             3,813            83,181          77,462          170,974
Other assets..................          --                 4                --              (4)              --
                                   -------            ------           -------         -------         --------
          Total assets........     $ 7,256            $4,725           $83,181         $75,938         $171,100
                                   =======            ======           =======         =======         ========
Accounts payable..............     $   403            $  171           $    --         $  (574)        $     --
Accrued expenses..............          --                --                --           1,909            1,909
Deferred revenue..............         158               128                --            (286)              --
Short-term debt...............       8,818               363                --          (9,181)              --
Long-term debt................          --             4,690            83,181          81,320          169,191
Other liabilities.............         114                --                --            (114)              --
Net assets....................      (2,237)             (627)               --           2,864               --
                                   -------            ------           -------         -------         --------
          Total liabilities
            and net assets....     $ 7,256            $4,725           $83,181         $75,938         $171,100
                                   =======            ======           =======         =======         ========


------------


     (1) Reflects our preliminary allocation of purchase price in accordance with the purchase method of accounting for the Tucker-Valley Communications (the St. Louis Acquisitions) and Tower Ventures II, LLC acquisitions for a cash purchase price of $56.0 million and $30.0 million, respectively, and estimated closing costs of $.9 million and $1.0 million, respectively.



     (2) Acquisitions of other individually insignificant site rental businesses that we completed in the period April 1, 2000 through August 2, 2000 reflecting 71 acquisitions for 397 sites with an aggregate purchase price of $83.2 million.



(b) Reflects our preliminary allocation of purchase price in accordance with the purchase method of accounting for individually insignificant acquisitions of site rental businesses and carrier neutral colocation facilities and the related debt financing of such acquisitions under our credit facility for which we entered into agreements on letters of intent to acquire as of August 2, 2000 and that we believe are probable, as follows:

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET



                                 (IN THOUSANDS)



                                       BEVERLY HILLS                                        ADJUSTMENTS
                                        CENTER, LLC           OTHER                             FOR
                                           AS OF            PROBABLE                          PROBABLE
                                     MARCH 31, 2000(1)   ACQUISITIONS(2)   ADJUSTMENTS(1)   ACQUISITIONS
                                     -----------------   ---------------   --------------   ------------
Cash and cash equivalents..........       $ 1,287           $     --          $ (1,287)       $     --
Accounts receivable................           279                 --              (279)             --
Prepaid expenses and other current
  assets...........................             3                 --                (3)             --
Fixed assets, net..................        24,291            122,799           113,047         260,137
Other assets.......................         6,107                 --            (6,107)             --
                                          -------           --------          --------        --------
          Total assets.............       $31,967           $122,799          $105,371        $260,137
                                          =======           ========          ========        ========
Accounts payable...................       $   310           $     --          $   (310)       $     --
Accrued expenses...................            --                 --             1,372           1,372
Deferred revenue...................           430                 --              (430)             --
Short-term debt                               691                 --              (691)             --
Long-term debt.....................        41,779            122,799            94,187         258,765
Other liabilities..................         1,417                 --            (1,417)             --
Net assets.........................       (12,660)                --            12,660              --
                                          -------           --------          --------        --------
          Total liabilities and net
            assets.................       $31,967           $122,799          $105,371        $260,137
                                          =======           ========          ========        ========


------------


     (1) Reflects our preliminary allocation of purchase price in accordance with the purchase method of accounting for the Beverly Hills Center, LLC acquisition (the Univision facility) for a cash purchase price of approximately $136.0 million and estimated closing costs of approximately $1.4 million.


     (2) Other individually insignificant acquisitions of site rental businesses and carrier neutral colocation facilities for which we have entered into agreements or letters of intent to acquire as of August 2, 2000, and that we believe are probable, reflecting 60 acquisitions for 854 sites with an aggregate purchase price of $122.8 million. Includes estimated fees and expenses related to the acquisitions of $2.2 million.



(c) Reflects the receipt and use of estimated net proceeds of this offering to us of $404.4 million net of the estimated underwriting discounts and commissions and expenses from this offering totaling $16.6 million.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                        ADJUSTMENTS
                                                      ADJUSTMENTS           FOR
                                                          FOR            MOTOROLA         ADJUSTMENTS     ADJUSTMENTS
                                     DECEMBER 31,      COMPLETED       ANTENNA SITE      FOR PROBABLE      FOR PRIOR        PRO
                                         1999       ACQUISITIONS(A)   ACQUISITION(B)    ACQUISITIONS(C)   OFFERINGS(D)     FORMA
                                     ------------   ---------------   ---------------   ---------------   ------------   ---------
Revenues...........................    $ 85,421        $ 31,368          $ 55,663          $ 27,807         $     --     $ 200,259
Direct operating expenses,
  excluding depreciation and
  amortization.....................      24,867           6,350            30,030            10,882               --        72,129
                                       --------        --------          --------          --------         --------     ---------
Gross profit, excluding
  depreciation and amortization....      60,554          25,018            25,633            16,925               --       128,130
  General and administrative.......       4,882           3,997             7,956                78               --        16,913
  Corporate development............       9,912              --                --                --               --         9,912
  State franchise, excise and
     minimum taxes.................       1,107              --                --                --               --         1,107
Depreciation and amortization......      58,813          29,094            30,246            16,940               --       135,093
                                       --------        --------          --------          --------         --------     ---------
                                         74,714          33,091            38,202            17,018               --       163,025
Income (loss) from operations......     (14,160)         (8,073)          (12,569)              (93)              --       (34,895)
Interest expense...................      22,953          40,552            15,619            23,289          (44,303)       58,110
Amortization of original issue
  discount and debt issuance
  costs............................      23,708              --                --                --              867        24,575
                                       --------        --------          --------          --------         --------     ---------
Net loss...........................    $(60,821)       $(48,625)         $(28,188)         $(23,382)        $ 43,436     $(117,580)
                                       ========        ========          ========          ========         ========     =========
Payable in kind preferred dividends
  and accretion....................       2,930              --                --                --           (2,930)           --
                                       --------        --------          --------          --------         --------     ---------
Net loss attributable to common
  shareholders.....................    $(63,751)       $(48,625)         $(28,188)         $(23,382)        $ 46,366     $(117,580)
                                       ========        ========          ========          ========         ========     =========
Basic and diluted loss per common
  share                                $  (1.96)                                                                         $   (2.96)
Weighted average number of common
  shares...........................      32,588                                                                             39,788


                                     ADJUSTMENTS
                                       FOR THE      PRO FORMA
                                     OFFERING(E)   AS ADJUSTED
                                     -----------   -----------
Revenues...........................   $     --       200,259
Direct operating expenses,
  excluding depreciation and
  amortization.....................         --        72,129
                                      --------      --------
Gross profit, excluding
  depreciation and amortization....         --       128,130
  General and administrative.......         --        16,913
  Corporate development............         --         9,912
  State franchise, excise and
     minimum taxes.................         --         1,107
Depreciation and amortization......         --       135,093
                                      --------      --------
                                            --       163,025
Income (loss) from operations......         --       (34,895)
Interest expense...................    (36,393)       21,717
Amortization of original issue
  discount and debt issuance
  costs............................         --        24,575
                                      --------      --------
Net loss...........................   $ 36,393      $(81,187)
                                      ========      ========
Payable in kind preferred dividends
  and accretion....................         --            --
                                      --------      --------
Net loss attributable to common
  shareholders.....................   $ 36,393      $(81,187)
                                      ========      ========
Basic and diluted loss per common
  share                                             $  (1.71)
Weighted average number of common
  shares...........................                   47,503



    See accompanying Notes to Unaudited Pro Forma Consolidated Statements of
                                  Operations.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 2000


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                             ADJUSTMENTS
                                                 FOR           ADJUSTMENTS     ADJUSTMENTS                ADJUSTMENTS   PRO FORMA
                               MARCH 31,      COMPLETED       FOR PROBABLE      FOR PRIOR                   FOR THE        AS
                                 2000      ACQUISITIONS(F)   ACQUISITIONS(G)   OFFERINGS(H)   PRO FORMA   OFFERING(E)   ADJUSTED
                               ---------   ---------------   ---------------   ------------   ---------   -----------   ---------
Revenues.....................  $ 39,923        $ 4,584           $ 7,355         $    --      $ 51,862     $     --     $ 51,862
Direct operating expenses,
  excluding depreciation and
  amortization...............    14,341          1,360             2,696              --        18,397           --       18,397
                               --------        -------           -------         -------      --------     --------     --------
Gross profit, excluding
  depreciation and
  amortization...............    25,582          3,224             4,659              --        33,465           --       33,465
Other expenses:
  General and
     administrative..........     1,906            803                81              --         2,790           --        2,790
  Corporate development......     3,871             --                --              --         3,871           --        3,871
  State franchise, excise and
     minimum taxes...........       366             --                --              --           366           --          366
Depreciation and
  amortization...............    26,396          3,753             4,230              --        34,379           --       34,379
                               --------        -------           -------         -------      --------     --------     --------
                                 32,539          4,556             4,311              --        41,406           --       41,406
Income (loss) from
  operations.................    (6,957)        (1,332)              348              --        (7,941)          --       (7,941)
Interest expense.............     8,776          4,773             5,822          (2,470)       16,901       (9,098)       7,803
Amortization of original
  issue discount and debt
  issuance costs.............     6,425             --                --             181         6,606           --        6,606
                               --------        -------           -------         -------      --------     --------     --------
Net income (loss)
  attributable to common
  stockholders...............  $(22,158)       $(6,105)          $(5,474)        $ 2,289      $(31,448)    $  9,098     $(22,350)
                               ========        =======           =======         =======      ========     ========     ========
Basic and diluted loss per
  common share...............  $  (0.48)                                                      $  (0.68)                 $   (.41)
Weighted average number of
  common shares..............    46,478                                                         46,478                    54,193


    See accompanying Notes to Unaudited Pro Forma Consolidated Statements of
                                  Operations.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)



(a) Reflects the historical, pre-acquisition results of operations for the acquisitions of rental site businesses and carrier neutral colocation facilities completed by us during 1999 and for acquisitions of rental site businesses and carrier neutral colocation facilities completed in the period January 1, 2000 through their respective date of acquisition (but no later than August 2, 2000), and the related debt financing of such acquisitions under our credit facility, as follows:



                                                                                              OTHER
                                                                              OTHER       INSIGNIFICANT
                                                              TOWER       INSIGNIFICANT   ACQUISITIONS
                          MICROCELL       TUCKER-VALLEY    VENTURES II,   ACQUISITIONS      COMPLETED
                       MANAGEMENT, INC.   COMMUNICATIONS       LLC          COMPLETED      SUBSEQUENT                   ADJUSTMENTS
                            AS OF             AS OF           AS OF           AS OF            TO                           FOR
                         DECEMBER 31,      DECEMBER 31,    DECEMBER 31,   DECEMBER 31,    DECEMBER 31,     PRO FORMA     COMPLETED
                             1999              1999            1999           1999            1999        ADJUSTMENTS   ACQUISITIONS
                       ----------------   --------------   ------------   -------------   -------------   -----------   ------------
Revenues.............      $ 2,913            $3,356          $ 643          $ 7,702        $ 16,754       $     --       $ 31,368
Direct operating
  expenses, excluding
  depreciation and
  amortization.......        1,166             1,556            536            1,114           1,978             --          6,350
                           -------            ------          -----          -------        --------       --------       --------
Gross profit
  excluding
  depreciation and
  amortization.......        1,747             1,800            107            6,588          14,776             --         25,018
General and
  administrative.....        3,098               625            274               --              --             --          3,997
Depreciation.........        1,225               191            147            6,328          13,232          7,971(1)      29,094
                           -------            ------          -----          -------        --------       --------       --------
Income (loss) from
  operations.........       (2,576)              984           (314)             260           1,544         (7,971)        (8,073)
Interest expense.....        1,715               700            229            8,543          17,863         11,502(2)      40,552
                           -------            ------          -----          -------        --------       --------       --------
Net income (loss)....      $(4,291)           $  284          $(543)         $(8,283)       $(16,319)      $(19,473)      $(48,625)
                           =======            ======          =====          =======        ========       ========       ========



     (1) Represents the pro forma increase in depreciation expense as a result of our application of purchase accounting and our preliminary fair value determination of assets acquired.



     (2) Represents the additional pro forma interest expense associated with the financing of the Microcell Management, Inc., Tucker-Valley Communications and Tower Ventures II, LLC acquisitions under our credit facility.

(b) Reflects the historical operating results of the Motorola antenna site business and the pro forma effect of operations and the related financing of the Motorola antenna site acquisition under our credit facility and the issuance of common stock, assuming the transaction was completed on January 1, 1999, as follows:



                                                           MOTOROLA FOR
                                                                THE
                                                            PERIOD FROM                    ADJUSTMENTS FOR
                                                          JANUARY 1, 1999                     MOTOROLA
                                                              THROUGH        PRO FORMA      ANTENNA SITE
                                                          AUGUST 31, 1999   ADJUSTMENTS      ACQUISITION
                                                          ---------------   -----------    ---------------
Revenues................................................      $56,108        $   (445)(1)     $ 55,663
Direct operating expenses, excluding depreciation and
  amortization..........................................       32,031          (2,001)(2)       30,030
                                                              -------        --------         --------
Gross margin, excluding depreciation and amortization...       24,077           1,556           25,633
Other expenses:
  Selling, general and administrative...................        7,011          (1,100)(3)        5,911
  Allocated costs from parent...........................        2,045              --            2,045
Depreciation and amortization...........................        5,596          24,650(4)        30,246
                                                              -------        --------         --------
Income (loss) from operations...........................        9,425         (21,994)         (12,569)
Interest expense........................................           --          15,619(5)        15,619
                                                              -------        --------         --------
Net income (loss) before income taxes...................      $ 9,425        $(37,613)        $(28,188)
                                                              =======        ========         ========


------------


     (1) Represents the pro forma adjustment to revenues and direct operating expenses for those sites leased from us by the Motorola antenna site business, as such amounts will be eliminated as a direct result of the Motorola antenna site acquisition.


     (2) Represents the pro forma adjustments to revenues for those sites leased from us by the Motorola antenna site business, as such amounts will be eliminated as a direct result of the Motorola antenna site acquisition as well as the elimination of certain losses on adverse leases that are accrued for under our preliminary application of purchase accounting.


     (3) Represents the elimination of historical corporate personnel and other related employee benefit costs charged to the Motorola antenna site business under Motorola corporate cost allocation policies. These costs, comprised primarily of corporate-level treasury, legal, patent, tax, insurance administration, payroll administration, accounting, audit and human resources services were allocated to the Motorola antenna site business on a budget formula and will not continue under the purchase agreement we entered into with Motorola, Inc. In the opinion of management, these services are adequately performed by our existing resources and no additional costs are expected to be incurred.

     (4) Represents the increase in depreciation and amortization expense as a result of our application of purchase accounting and our preliminary fair value determination of acquired assets.

     (5) Represents the additional pro forma interest expense associated with the financing of the Motorola antenna site acquisition under our credit facility.

(c) Reflects the adjustment to results of operations for 60 separate acquisitions pending as of August 2, 2000 of 854 sites, for which we have entered into agreements or letters of intent, and which we believe are probable, each of which is individually insignificant, assuming such transactions were completed as of January 1, 1999, and the related debt financing of such acquisition under our credit facility as follows:



                                          BEVERLY HILLS                                  ADJUSTMENTS
                                           CENTER, LLC                                       FOR
                                              AS OF           PROBABLE      PRO FORMA      PROBABLE
                                        DECEMBER 31, 1999   ACQUISITIONS   ADJUSTMENTS   ACQUISITIONS
                                        -----------------   ------------   -----------   ------------
Revenues..............................       $11,624          $16,183       $     --       $ 27,807
Direct operating expenses, excluding
  depreciation and amortization.......         5,513            5,369             --         10,882
                                             -------          -------       --------       --------
Gross profit excluding depreciation
  and amortization....................         6,111           10,814             --         16,925
General and administrative............            78               --             --             78
Depreciation..........................         1,231            8,187          7,522(1)      16,940
                                             -------          -------       --------       --------
Income (loss) from operations.........         4,802            2,627         (7,522)           (93)
Interest expense......................         1,618           11,052         10,619(2)      23,289
                                             -------          -------       --------       --------
Net income (loss).....................       $ 3,184          $(8,425)      $(18,141)      $(23,382)
                                             =======          =======       ========       ========


------------


     (1) Represents the pro forma increase in depreciation expense as a result of our application of purchase accounting and our preliminary fair value determination of assets acquired.


     (2) Represents the additional pro forma interest expense associated with the financing of the Microcell Management, Inc., Tucker-Valley Communications and Tower Ventures II, LLC acquisitions under our credit facility.



(d) Reflects the pro forma effects of $1,711, $10,404, $25,415 and $6,773 related to the IPO, the July 1999 Offering, the January 2000 Offering and the Convertible Notes Offering, respectively, assuming they were completed as of January 1, 1999. Also reflects the pro forma effects of $867 for the amortization of offering costs related to the Convertible Notes Offering, assuming it was completed as of January 1, 1999. The adjustments related to the IPO and the January 1999 Offering includes the exercise of the underwriters' over-allotment option.



(e) Reflects the pro forma effect based on our offering of 7,715,250 shares for $404.4 million.



(f) Reflects the historical, pre-acquisition results of operations for the acquisitions of rental site businesses and carrier neutral colocation facilities completed by us in the period January 1, 2000 through their respective date of acquisition (but no later than August 2, 2000) and the related debt financing of such acquisitions under our credit facility as follows:


                                                                                                             OTHER
                                                        MICROCELL                                        INSIGNIFICANT
                                                       MANAGEMENT,   TUCKER-VALLEY         TOWER         ACQUISITIONS
                                                          INC.       COMMUNICATIONS   VENTURES II, LLC     COMPLETED
                                                          AS OF          AS OF             AS OF             AS OF
                                                        MARCH 31,      MARCH 31,         MARCH 31,         MARCH 31,
                                                          2000            2000              2000             2000
                                                       -----------   --------------   ----------------   -------------
Revenues.............................................     $ 535          $ 888              $401             $ 821
Direct operating expenses, excluding depreciation and
  amortization.......................................       214            696                80                72
                                                          -----          -----              ----             -----
Gross profit excluding depreciation and
  amortization.......................................       321            192               321               749
General and administrative                                  569            197                37                --
Depreciation.........................................       225             52                83               716
                                                          -----          -----              ----             -----
Income (loss) from operations........................      (473)           (57)              201                33
Interest expense.....................................       315            206                99               966
                                                          -----          -----              ----             -----
Net income (loss)....................................     $(788)         $(263)             $102             $(933)
                                                          =====          =====              ====             =====

                                                           OTHER
                                                       INSIGNIFICANT
                                                       ACQUISITIONS
                                                         COMPLETED
                                                        SUBSEQUENT                   ADJUSTMENTS
                                                            TO                           FOR
                                                         MARCH 31,      PRO FORMA     COMPLETED
                                                           2000        ADJUSTMENTS   ACQUISITIONS
                                                       -------------   -----------   ------------
Revenues.............................................     $ 1,939        $    --       $ 4,584
Direct operating expenses, excluding depreciation and
  amortization.......................................         298             --         1,360
                                                          -------        -------       -------
Gross profit excluding depreciation and
  amortization.......................................       1,641             --         3,224
General and administrative                                     --             --           803
Depreciation.........................................       1,386          1,291         3,753
                                                          -------        -------       -------
Income (loss) from operations........................         255         (1,291)       (1,332)
Interest expense.....................................       1,872          1,315         4,773
                                                          -------        -------       -------
Net income (loss)....................................     $(1,617)       $(2,606)      $(6,105)
                                                          =======        =======       =======


------------


     (1) Represents the pro forma increase in depreciation expense as a result of our application of purchase accounting and our preliminary fair value determination of assets acquired.


     (2) Represents the additional pro forma interest expense associated with the financing of the Microcell Management, Inc., Tucker-Valley Communications, and Tower Ventures II, LLC acquisitions under our credit facility.

(g) Reflects the adjustment to results of operations for 60 separate acquisitions pending as of August 2, 2000 of 854 sites, for which we have entered into agreements or letters of intent, and which we believe are probable, each of which is individually insignificant, assuming such transactions were completed as of January 1, 1999 and the related debt financing of such acquisitions under our credit facility, as follows:



                                               BEVERLY
                                                HILLS
                                               CENTER,
                                                 LLC                                       ADJUSTMENTS
                                                AS OF           OTHER                          FOR
                                              MARCH 31,       PROBABLE        PRO FORMA      PROBABLE
                                                2000       ACQUISITIONS(1)   ADJUSTMENTS   ACQUISITIONS
                                             -----------   ---------------   -----------   ------------
Revenues...................................    $3,309          $ 4,046         $    --       $ 7,355
Direct operating expenses, excluding
  depreciation and amortization............     1,354            1,342              --         2,696
                                               ------          -------         -------       -------
Gross profit excluding depreciation and
  amortization.............................     1,955            2,704              --         4,659
General and administrative.................        81               --              --            81
Depreciation...............................       299            2,047           1,884(1)      4,230
                                               ------          -------         -------       -------
Income (loss) from operations..............     1,575              657          (1,884)          348
Interest expense...........................       246            2,763           2,813(2)      5,822
                                               ------          -------         -------       -------
Net income (loss)..........................    $1,329          $(2,106)        $(4,697)      $(5,474)
                                               ======          =======         =======       =======


------------


     (1) Represent's the pro forma increase in depreciation expense as a result of our application of purchase accounting and our preliminary fair value determine of assets acquire.


     (2) Represents the additional pro forma interest expense associated with the financing of the Microcell Management, Inc., Tucker-Valley Communications and Toner Ventures II, LLC acquisitions under our credit facility.



(h) Reflects the pro forma effects of $1,059 and $1,411 related to the January 1999 Offering and Convertible Notes Offering, respectively, assuming they were completed as of January 1, 1999. The adjustments related to the January 2000 Offering includes the exercise of the underwriters' over-allotment option. Also, reflects the pro forma effects of $181 for the amortization of offering costs related to the Convertible Notes Offering, assuming it was completed as of January 1, 1999.

              OUR SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA



     The following selected historical consolidated financial data for the period of our inception (May 3, 1995) through December 31, 1995 and for each of the four years ended December 31, 1996, 1997, 1998 and 1999 were derived from our audited consolidated historical financial statements, including the related notes thereto. The unaudited consolidated statement of operations data for the three months ended March 31, 1999 and 2000 are derived from our unaudited consolidated financial statements, which are contained in the documents incorporated by reference in the accompanying prospectus. In the opinion of management, the unaudited financial statements include all adjustments necessary for a fair statement of results for the interim periods. The selected historical consolidated financial information should be read in conjunction with and are qualified in their entirety by, the information contained in our consolidated financial statements and the related notes thereto. See "Our Unaudited Pro Forma Financial Data" included elsewhere in this prospectus supplement.



                                    PERIOD FROM
                                     INCEPTION                                                   THREE MONTHS
                                   (MAY 3, 1995)                                                     ENDED
                                      THROUGH              YEARS ENDED DECEMBER 31,                MARCH 31,
                                    DECEMBER 31,    ---------------------------------------   -------------------
                                        1995         1996      1997       1998       1999       1999       2000
                                   --------------   -------   -------   --------   --------   --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue..........................     $   733       $ 4,842   $12,881   $ 32,019   $ 85,421   $ 12,008   $ 39,923
Direct operating expenses........         181         1,135     2,633      6,166     24,867      2,233     14,341
                                      -------       -------   -------   --------   --------   --------   --------
Gross profit.....................         552         3,707    10,248     25,853     60,554      9,775     25,582
Other expenses:
  General and
    administrative(a)............         306           916     1,367      4,175      4,882        843      1,906
  Corporate development(a).......         369         1,421     3,723      6,382      9,912      1,711      3,871
  State franchise, excise and
    minimum taxes................          --            26        67        686      1,107        201        366
  Depreciation and
    amortization.................         282         2,041     6,335     22,513     58,813      8,994     26,396
                                      -------       -------   -------   --------   --------   --------   --------
Loss from operations.............        (405)         (697)   (1,244)    (7,903)   (14,160)    (1,974)    (6,957)
Interest expense.................         181         1,155     6,925     12,300     22,953      3,900      8,776
Amortization of original issue
  discount and debt issuance
  costs..........................          59           164       292     16,427     23,708      5,429      6,425
                                      -------       -------   -------   --------   --------   --------   --------
Loss before extraordinary item...     $  (645)      $(2,016)  $(8,461)  $(36,630)  $(60,821)  $(11,303)  $(22,158)
                                      =======       =======   =======   ========   ========   ========   ========
Extraordinary loss from
  extinguishment of debt.........          --            --        --      5,641         --         --         --
                                      -------       -------   -------   --------   --------   --------   --------
Net loss.........................     $  (645)      $(2,016)  $(8,461)  $(42,271)  $(60,821)  $(11,303)  $(22,158)
                                      =======       =======   =======   ========   ========   ========   ========
Dividends and accretion on
  preferred stock................          --            --        --      3,094      2,930      2,930         --
                                      -------       -------   -------   --------   --------   --------   --------
Loss attributable to common
  stock..........................     $  (645)      $(2,016)  $(8,461)  $(45,365)  $(63,751)  $(14,233)  $(22,158)
                                      =======       =======   =======   ========   ========   ========   ========
Basic loss per common share:
  Loss before extraordinary
    item.........................     $ (0.30)      $ (0.38)  $ (1.16)  $  (4.06)  $  (1.96)  $   (.79)  $   (.48)
  Extraordinary item.............          --            --        --      (0.58)        --         --         --
                                      -------       -------   -------   --------   --------   --------   --------
         Net loss................     $ (0.30)      $ (0.38)  $ (1.16)  $  (4.64)  $  (1.96)  $   (.79)  $   (.48)
                                      =======       =======   =======   ========   ========   ========   ========
Weighted average number of shares
  of common stock................       2,182         5,336     7,319      9,782     32,588     18,067     46,478

                                    PERIOD FROM
                                     INCEPTION                                                   THREE MONTHS
                                   (MAY 3, 1995)                                                     ENDED
                                      THROUGH              YEARS ENDED DECEMBER 31,                MARCH 31,
                                    DECEMBER 31,    ---------------------------------------   -------------------
                                        1995         1996      1997       1998       1999       1999       2000
                                   --------------   -------   -------   --------   --------   --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OTHER OPERATING DATA:
Site Level Cash Flow(b)..........     $   552       $ 3,707   $10,248   $ 25,853   $ 60,554   $  9,775   $ 25,582
Site Level Cash Flow Margin(c)...        75.3%         76.6%     79.6%      80.7%      70.9%      81.4%      64.1%
Adjusted EBITDA(b)...............     $   246       $ 2,791   $ 8,881   $ 21,678   $ 55,672   $  8,932   $ 23,676
Adjusted EBITDA Margin(c)........        33.6%         57.6%     68.9%      67.7%      65.2%      74.4%      59.3%
EBITDA Before Franchise, Excise
  and Minimum Taxes(b)...........     $  (123)      $ 1,370   $ 5,158   $ 15,296   $ 45,760   $  7,221   $ 19,805
EDITDA Before Franchise, Excise
  and Minimum Taxes Margin(c)....          --          28.3%     40.0%      47.8%      53.6%      60.1%      49.6%
EDITDA(b)........................     $  (123)      $ 1,344   $ 5,091   $ 14,610   $ 44,653   $  7,020   $ 19,439
EBITDA Margin(c).................          --          27.8%     39.5%      45.6%      52.3%      58.5%      48.7%
Number of sites:
  Beginning of period............           0            33       156        312        876        876      3,199
  Sites acquired during the
    period.......................          29           119       134        517      2,300        109        668
  Sites constructed during the
    period.......................           4             4        22         47         23         16          3
  End of period..................          33           156       312        876      3,199      1,001      3,870



                                                                  DECEMBER 31,
                                              ----------------------------------------------------   MARCH 31,
                                               1995      1996       1997       1998        1999         2000
                                              -------   -------   --------   --------   ----------   ----------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................  $    31   $    47   $  1,694   $ 13,801   $   94,863   $  228,133
Fixed assets, net...........................   12,594    53,197    136,292    491,032      955,689    1,117,335
Total assets................................   13,972    55,566    143,178    516,148    1,159,434    1,465,530
Total debt..................................    5,523    30,422    120,582    433,218      719,365      770,986
Stockholders' equity........................    6,226    22,220     14,753     39,672      374,498      635,129


------------


(a) "General and administrative" expenses represent those costs directly related to the day-to-day management and operation of our communications sites. "Corporate development" expenses represent costs incurred in connection with acquisitions and development of new business initiatives, consisting primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing sites.


(b) "Site Level Cash Flow" is defined as site rental revenue minus site operating expenses, excluding depreciation and amortization. "Adjusted EBITDA" represents earnings (loss) from operations before depreciation, amortization, corporate development expenses and state franchise, excise and minimum taxes. "EBITDA Before Franchise, Excise and Minimum Taxes" represents earnings (loss) from operations before depreciation, amortization and state franchise, excise and minimum taxes. "EBITDA" represents loss from operations before depreciation and amortization. We have included Site Level Cash Flow, Adjusted EBITDA, EBITDA Before Franchise, Excise and Minimum Taxes and EBITDA in Other Operating Data because we believe such information may be useful to you in evaluating our ability to service our debt. Site Level Cash Flow, Adjusted EBITDA, EBITDA Before Franchise, Excise and Minimum Taxes and EBITDA should not be considered as an alternative to Gross Profit, net loss or net cash provided by operating activities (or any other measure of performance in accordance with generally accepted accounting principles) as a measure of our ability to meet our cash needs or as an indication of our operating performance. Moreover, Site Level Cash Flow, Adjusted EBITDA, EBITDA Before Franchise, Excise and Minimum Taxes and EBITDA are standardized measures and may be calculated in a number of ways. Accordingly, the Site Level Cash Flow, Adjusted EBITDA, EBITDA Before Franchise, Excise and Minimum Taxes and EBITDA information provided may not be comparable to other similarly titled measures provided by other companies.


(c) Represents Site Level Cash Flow, Adjusted EBITDA, EBITDA Before Franchise, Excise and Minimum Taxes and EBITDA each as a percentage of tower rental revenue.

                              SELLING STOCKHOLDERS



     The following table sets forth information regarding the beneficial ownership of the selling stockholders named in the table as of August 2, 2000, and as adjusted as of that date to reflect the sale of our common stock in this offering. Except as otherwise noted, the address of each person listed in the table is c/o Pinnacle Holdings, Inc., 301 North Cattlemen Road, Suite 300, Sarasota, Florida 34232. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the selling stockholders have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each selling stockholder is based on 48,416,593 shares of our common stock outstanding as of August 2, 2000, and 56,131,843 shares outstanding after this offering. Shares of our common stock issuable upon exercise of options and other rights beneficially owned are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.



                                                 BEFORE OFFERING                         AFTER OFFERING
                                              ----------------------   NUMBER OF   ---------------------------
                                              NUMBER OF                 SHARES       NUMBER OF
NAME OF BENEFICIAL OWNER                       SHARES     PERCENTAGE    OFFERED        SHARES       PERCENTAGE
------------------------                      ---------   ----------   ---------   --------------   ----------
Robert Wolsey(a)............................   447,591         *        100,161       347,430            *
James M. Dell'Apa(b)........................   291,111         *         61,379       229,732            *
Steven Day(c)...............................   257,527         *         51,753       205,774            *
Ben Gaboury(d)..............................   111,211         *         47,389        63,822            *
Martin Alvarez(e)...........................    34,541         *          9,054        25,487            *
Decker Todd(f)..............................    17,412         *          8,706         8,706            *
Shirley Putnam(g)...........................    22,491         *          2,754        19,737            *
James Bokish(h).............................    22,541         *          3,054        19,487            *
Stephen Wolsey..............................     1,000         *            500           500            *
                                               -------       ---        -------       -------          ---


---------------


 * Indicates less than 1 percent


(a)Includes 5,774 shares of common stock held by Pantera, Inc. and 288,682 shares of common stock held by Pantera Partnership Ltd. Includes 131,363 shares of common stock that are subject to options that are exercisable within sixty days.


(b)Includes 73,528 shares of common stock that are subject to options that are exercisable within 60 days.


(c)Includes 67,863 shares of common stock held by Mr. Day's spouse, 7,143 shares of common stock held by South Creek, Inc. and 214,304 shares of common stock held by South Creek Partnership Ltd. Includes 57,858 shares of common stock that are subject to options that are exercisable within 60 days.


(d)Includes 83,528 shares of common stock that are subject to options that are exercisable within 60 days.


(e)Includes 6,858 shares of common stock that are subject to options that are exercisable within 60 days.


(f)Includes 17,412 shares of common stock that are subject to options that are exercisable within 60 days.


(g)Includes 1,400 shares of common stock that are subject to options that are exercisable within 60 days.


(h)Includes 2,000 shares of common stock that are subject to options that are exercisable within 60 days.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


     The following is a summary of certain material federal income tax considerations that may be relevant to you. The summary does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations (except as described herein), financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States (except as described herein), persons who hold common stock through partnerships or other pass-through entities, and persons who acquired their common stock pursuant to the exercise of an employee stock option or otherwise as compensation) subject to special treatment under the federal income tax laws. This summary discusses only common stock which is held as a capital asset within the meaning of

Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The summary is based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service (the "Service" or "IRS"), and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of statements in the summary as applicable to transactions entered into or contemplated prior to the effective date of such changes.

     THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND SALE OF THE COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF PINNACLE


     We currently have in effect an election to be taxed as a REIT under Sections 856 through 860 of the Code, and we believe that since our inception we have been organized and operated in such a manner as to qualify for taxation as a REIT under the Code. Our continued qualification as a REIT will depend upon our qualification as a REIT in prior years. We cannot assure you, however, that we currently qualify or will remain qualified as a REIT. Depending on our assessment of the strategic importance of acquisitions that may become available to us in our existing line of business or in complementary non-real estate based communication site or services activities, we may acquire, operate and derive income from assets, businesses or entities that will cause us to no longer qualify as a REIT. In this regard we have previously committed to acquire certain assets before determining whether such assets, and the income derived from such assets, would permit us to continue to meet the qualification requirements for a REIT, but subsequently structured our ownership of the assets so acquired in a manner that we believe satisfied then applicable and currently applicable REIT qualification requirements. However, REIT qualification requirements that will become applicable on January 1, 2001 by virtue of legislation enacted on December 17, 1999 may require that we restructure or dispose of our investment in order to continue to satisfy such then applicable REIT qualification requirements (see "-- Recent REIT Legislation").



     In the opinion of Holland & Knight LLP, we have been organized and operated in conformity with the requirements for qualification as a REIT under the Code through December 31, 1999. It must be emphasized that such opinion of counsel as to REIT qualification is based on certain customary assumptions and factual representations regarding, among other things, the ownership of our stock, the nature of our assets, the conduct of our business, the sources of our revenues, the amounts distributed by us to stockholders and other matters germane to the requirements for qualification as a REIT. In addition, Holland & Knight LLP will not review our compliance with these requirements on an ongoing basis, and there can be no assurance that we, the sources of our income, the composition of our assets, the level of our dividends or the diversity of our share ownership for any given year will satisfy the requirements for qualification and taxation as a REIT. As stated above, we may undertake acquisitions that may have the effect of terminating our REIT qualification. Prospective investors also should be aware that an opinion of counsel is not binding on the Service or any court, but merely represents counsel's best judgment with respect to the probable outcome on the merits based on counsel's review and analysis of existing law, regulations and interpretations, which include no controlling precedent. In certain instances, due to the lack of relevant precedent, counsel's opinion is based on administrative policies and practices of the Service as indicated in existing private letter rulings (which rulings are not binding on the Service with respect to us regardless of the degree of similarity between the facts which are the subject of such rulings and the facts that pertain to us) or authority considered by counsel to be analogous. There can be no assurance that a position contrary to the opinion of counsel will not be taken by the Service, or that any court considering the issues would not hold contrary to such opinion.


     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex, and only limited judicial or administrative interpretations are available. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

     If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our stockholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. However, we will be subject to federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on undistributed items of tax preference, if any. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless have maintained our qualification as a REIT because certain other requirements have been met, we will be subject to tax in an amount equal to (a) the gross income attributable to the greater of the amount by which it fails the 75% or 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 95% (90% beginning January 1, 2001) of our REIT ordinary income for such year, (ii) 95% (90% beginning January 1, 2001) of our REIT capital gain net income for such year and
(iii) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. If we elect to retain and pay income tax on our net long-term capital gain in a taxable year, any retained amounts would be treated as having been distributed for purposes of the 4% excise tax. See
"-- Requirements for REIT Qualification -- Distribution Requirements." Seventh, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by us, then to the extent of such asset's "built-in-gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by us over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable pursuant to IRS Notice 88-19 prior to February 4, 2000 and pursuant to recently promulgated temporary regulations on and after February 4, 2000. The results described above with respect to the recognition of "built-in-gain" assume that we have made an election pursuant to IRS Notice 88-19 as to such acquisitions and will make such an election pursuant to the recent temporary regulations as to any future such acquisition.

REQUIREMENTS FOR REIT QUALIFICATION.

     The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Section 401(a) of the Code, however, generally is not considered an individual and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

     Our certificate of incorporation contains restrictions regarding transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in clauses (v) and (vi) above. No holder of common stock may transfer any such share or interest therein, if as a result, either (i) beneficial ownership of all shares of common stock would be held by less than 100 persons, if beneficial ownership of all shares of common stock was held by 100 or more persons before such transfer or (ii) a violation of the percentage ownership limit would occur. Under the percentage ownership limit test, no share of any series of our capital stock may be sold or otherwise transferred to any individual if such transfer would result in the ownership of such individual in combination with four or fewer individuals of more than 50% of the aggregate value of all shares of all classes of our capital stock. The trust indentures to which our notes are subject also contain restrictions regarding the transfer and ownership of the notes, which are intended to assist us in continuing to satisfy the share ownership requirements described in clauses (v) and (vi) above.

     In connection with this offering, certain of our executive officers entered into agreements (the "Lock-Up Agreements") not to, without prior written consent of the initial purchasers, sell, offer, contract to sell, pledge, grant any option to purchase or otherwise transfer or dispose of any shares of common stock for a period after the offering. Certain of our executive officers, directors and stockholders were also subject to the same restrictions in connection with each of our three prior public offerings of common stock and two prior offerings of convertible notes (the "Prior Lock-Up Agreements"). In addition, since the time we were organized, an agreement among us and our major stockholders has imposed certain restrictions on the transfers of shares of our stock under certain circumstances (the "Stockholders Agreement"). Furthermore, in connection with the issuance of certain classes of our stock, we have imposed certain restrictions on the transferability of such shares (the "Restrictive Legends"). As described above, one of the REIT qualification requirements is that the shares of a REIT be transferable. The opinion of Holland & Knight LLP is based in part on the conclusion that none of the Lock-Up Agreements, the Prior Lock-Up Agreements, the Stockholders Agreement or the Restrictive Legends will render the shares of stock restricted thereby to be deemed other than transferable for purposes of such REIT qualification requirement. Investors should be aware that there is no relevant authority involving transfer restrictions similar to those contained in any of the Lock-Up Agreements, the Prior Lock-Up Agreements, the Stockholders Agreement or the Restrictive Legends or that discuss whether such restrictions may violate such transferability requirement. Therefore, the opinion of Holland & Knight LLP with respect to the transferability requirement is based upon the plain language of the REIT provisions of the Code and authorities addressing transferability in situations that are considered to be analogous, certain of which authorities have been rendered obsolete for unrelated reasons by more recent administrative pronouncements. Opinions of counsel are not binding upon the Service or the courts, and there can be no assurance that the Service will not assert successfully a contrary position. If any of the Lock-Up Agreements, the Prior Lock-Up Agreements, Stockholders Agreement or the Restrictive Legends is deemed to be a transfer restriction contrary to the transferability requirement for REIT qualification, we may not currently qualify as a REIT or may, in connection with the completion of this offering, lose our REIT status and possibly incur other adverse tax consequences. See "Risk Factors -- If we fail to qualify as a REIT, we will be subject to a variety of taxes and penalties" in the accompanying prospectus.

     We currently have wholly-owned corporate subsidiaries (the "Corporate Subsidiaries"). We may have additional corporate subsidiaries in the future.
Section 856(i) of the Code provides that a corporation that is a "qualified REIT subsidiary" will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" will be treated as assets, liabilities, and items of income, deduction and credit of the REIT. For taxable years beginning after December 31, 1997, a "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT. However, for taxable years beginning before January 1, 1998, a "qualified REIT subsidiary" was a corporation, all of the capital stock of which was owned by the REIT at all times during the period such corporation was in existence. Legislative history provided, however, that an existing corporation acquired by a REIT would be deemed to satisfy this requirement if a Section 338 election was made by the corporation. Thus, in applying the requirements described herein, any of our "qualified REIT subsidiaries" will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as our assets, liabilities, and items of income, deduction, and credit. We believe our current Corporate Subsidiaries are

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"qualified REIT subsidiaries" and will continue to be "qualified REIT subsidiaries", such that no Corporate Subsidiary will be subject to federal corporate income taxation (although it may be subject to state and local taxation).


     In addition, in order to become qualified and remain qualified as a REIT, as of the close of each taxable year, a REIT must not have any accumulated "earnings and profits" attributable to a non-REIT year, including for this purpose any such accumulated "earnings and profits" carried over or deemed carried over to it from a C corporation. Except in the case of one stock acquisition completed during 2000, we believe that we neither have, nor any acquisition by us of a C corporation has resulted in our having, any such accumulated "earnings and profits." In the case of that one acquisition, we are currently determining whether the C corporation we acquired had any "earnings and profits" when we acquired all of its stock, and if so, we intend to distribute such amount to our shareholders on or before December 31, 2000. Nevertheless, an adjustment of our earnings and profits for a prior year or the earnings and profits of any C corporation that we acquired, resulting from an audit adjustment by the Service or otherwise, could cause us to fail to satisfy such requirement effective for the year of such adjustment and subsequent years.


     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests described below.

INCOME TESTS

     In order for us to qualify and to maintain our qualification as a REIT, two requirements relating to gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. The specific application of these tests to us is discussed below.


     The rent received by us from our tenants ("Rent") will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of Rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant of ours will not qualify as "rents from real property" in satisfying the gross income tests if we, or a direct or indirect owner of 10% or more of us, directly or constructively owns 10% or more of the ownership interests in such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for the Rent to qualify as "rents from real property," we generally must not operate or manage our properties or furnish or render services to the tenants of such properties, other than through an "independent contractor" who is adequately compensated and from whom we derive no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, beginning with our 1998 taxable year, we may render a de minimis amount of "noncustomary" services to the tenants of a property other than through an independent contractor as long as the amount we receive with respect to such services does not exceed 1% of our total receipts from the property. For that purpose, the amount attributable to such services will be at least equal to 150% of our direct cost of providing the services.


     We do not charge Rent for any portion of any property that is based, in whole or in part, on the sales, receipts, income or profits of any person. In addition, we have not received and do not anticipate receiving any Rent from a Related Party Tenant. Also, the Rent attributable to personal property leased in connection with any lease (a "Lease")

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

of real property by us does not exceed 15% of the total Rent received under the Lease. Finally, subject to the 1% de minimis exception, we provide no noncustomary services to our tenants, other than through an independent contractor.


     If any portion of the Rent does not qualify as "rents from real property" because the Rent attributable to personal property leased in connection with any Lease of real property exceeds 15% of the total Rent received under the Lease for a taxable year, the portion of the Rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if the Rent attributable to personal property, plus any other income received by us during a taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income during such year, it is likely we would lose our REIT status. If, however, any portion of the Rent received under a Lease does not qualify as "rents from real property" because either (i) the Rent is considered based on the income or profits of any person or (ii) the tenant is a Related Party Tenant, none of the Rent received by us under such Lease would qualify as "rents from real property." In that case, if the Rent received by us under such Lease, plus any other income received by us during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income for such year, we likely would lose our REIT status. Finally, subject to the 1% de minimis exception, if any portion of the Rent does not qualify as "rents from real property" because we furnish noncustomary services with respect to a property other than through a qualifying independent contractor, none of the Rent received by us with respect to such property would qualify as "rents from real property." In that case, if the Rent received by us with respect to such property, plus any other income received by us during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income for such year, we would lose our REIT status.


     In addition to the Rent, certain of our tenants may be required to pay additional charges, such as late fees. To the extent that such charges represent either (i) reimbursements of amounts a tenant is obligated to pay to third parties or (ii) penalties for nonpayment or late payment of such amounts, such charges should qualify as "rents from real property." To the extent that additional charges represent interest that is accrued on the late payment of the Rent or such additional charges, such charges should be treated as interest that qualifies for the 95% gross income test, but not the 75% gross income test.

     From time to time, we have entered into hedging transactions with respect to one or more of our assets or liabilities, and we may continue to enter into such hedging transactions. Such transactions include or may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that we have entered or do enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or similar financial instrument to reduce the interest rate risk with respect to any indebtedness incurred or to be incurred by us to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract will be qualifying income for purposes of the 95% gross income test, but not for the 75% gross income test. To the extent that we hedge with other types of financial instruments or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the income tests that apply to REITs under the Code. We have structured, and for so long as we otherwise remain qualified as a REIT we intend to structure in the future, any hedging transactions in a manner that will not jeopardize our status as a REIT.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of those relief provisions. As discussed above in "-- Taxation of Pinnacle," even if those relief provisions apply, we will be subject to a tax in an amount equal to (a) the gross income attributable to the greater of the amount by which the 75% and 95% gross income tests are failed, multiplied by (b) a fraction intended to reflect our profitability.

ASSET TESTS

     At the close of each quarter of each taxable year, we also must satisfy two tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by cash or cash items (including certain

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

receivables), government securities, "real estate assets," or, in cases where we raise new capital through stock or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following our receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). The Service has ruled in a revenue ruling that transmitting and receiving communications towers built upon pilings or foundations similar to those which we presently own as well as ancillary buildings, heating and air conditioning systems and fencing constitute inherently permanent structures and are therefore real estate assets. Based on this ruling and limited authorities bearing on the issue, our communication towers and related land and improvements sites will be regarded as real estate assets for this purpose, and the opinion of Holland & Knight LLP is based in part on its conclusion that such authorities are so applicable.


     Second, of the investments not included in the 75% asset class, the value of the issuer's securities owned by us issued by any single issuer that is not a qualified REIT subsidiary may not exceed 5% of the value of our total assets, 10% of such issuer's outstanding voting securities and, with respect to taxable years beginning after 2000, 10% of the value of all classes of such issuer's securities. However, securities owned by us in another REIT are not subject to the limitations of the preceding sentence. We currently own a significant investment in non-voting convertible preferred stock, 9% of the voting common stock, and convertible debt issued by Pinnacle Towers III, Inc. ("PT III"), which owns and derives income from rooftop communication sites and related equipment. PT III recently received a private letter ruling from the Service that the ownership of, and income received from, such rooftop sites and related equipment will be considered qualifying income and assets for REIT purposes. Provided that it will be otherwise qualified to do so, PT III currently intends to make a REIT election, but such election will not be made for the initial short taxable year of PT III ending in 1999. On January 14, 2000, PT III acquired all of the stock of a C-corporation having accumulated earnings and profits and which owns and receives income from certain assets which are non-REIT qualifying. Although PT III plans to distribute all such earnings and profits to its shareholders before the last day of its taxable year which began January 1, 2000, in order that PT III may qualify as a REIT for 2000, there can be no assurance that PT III will satisfy the requirements for qualification as a REIT, even though the Service has ruled favorably with respect to PT III's ownership of, and receipt of income from, the rooftop sites and related equipment acquired from Motorola. In this regard, PT III recently discovered that its non-REIT qualifying income was at an annualized rate that, if allowed to continue, would result in PT III failing one of the REIT income tests for 2000. Consequently, PT III will remain a noncontrolled subsidiary or in an effort to qualify as a REIT, will transfer certain assets which generate income which is non-REIT qualifying to its own "noncontrolled subsidiary" in which it will own notes and nonvoting preferred and common stock constituting a substantial portion of the overall investment therein, but in which management of PT III will own in excess of 90% of the voting stock.


     Under law currently in effect, except for securities of another REIT, a REIT may not own securities constituting more than ten percent of the voting securities of another corporation or more than five percent of the value of the assets of the REIT, and the aggregate value of all securities owned by a REIT must not exceed 25% of the value of the total assets of the REIT. We believe that our ownership of securities in PT III satisfies the percentage limitations currently applicable to investments by a REIT in the securities of corporations that are neither a REIT nor a qualified REIT subsidiary. However, recent legislative changes enacted on December 17, 1999 and effective on January 1, 2001 will require that, in order to maintain our REIT status, either we and PT III jointly elect to treat PT III as a "taxable REIT subsidiary" or we otherwise restructure or dispose of our investment in PT III if PT III has not made or does not then have in effect a REIT election for 2001 and subsequent taxable years or is unable to satisfy or continue to satisfy the REIT qualification requirements. In addition, due to a lack of relevant authority addressing certain matters involving the interpretation or application of the percentage limitations currently applicable, there is a risk that future judicial or administrative interpretations addressing such matters with respect to the REIT provisions of the Code could negatively impact our compliance with those percentage limitations, with possible retroactive effect. If as a result of the ownership structure of PT III we fail to satisfy such currently applicable percentage limitations as of the end of any calendar quarter in 1999 or any subsequent year, then our REIT election will terminate for such year, and

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

unless such failure is established to the satisfaction of the Service as due to reasonable cause and not willful neglect, we will be unable to be treated as a REIT for the four succeeding taxable years as well.

     If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status if (i) we satisfied the asset tests at the close of the preceding calendar quarter and
(ii) the discrepancy between the value of our assets and the asset test requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market values of our assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

DISTRIBUTION REQUIREMENTS

     In order to qualify as a REIT, we are required to distribute with respect to each taxable year dividends (other than capital gain dividends or retained capital gains) to our stockholders in an aggregate amount at least equal to (i) the sum of (A) 95% (90% beginning January 1, 2001) of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (B) 95% (90% beginning January 1, 2001) of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our federal income tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, (90% beginning January 1, 2001) but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at capital gains and regular ordinary corporate tax rates, as the case may be. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 95% (90% beginning January 1, 2001) of our REIT ordinary income for such year, (ii) 95% (90% beginning January 1, 2001) of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that we elect to retain and pay income tax on our long-term capital gain in a taxable year, as described in "--Taxation of Taxable U.S. Stockholders," such retained amount will be treated as having been distributed for purposes of the 4% excise tax. We are further required to distribute the full amount of any C corporation "earnings and profits" no later than the last day of our taxable year in which we acquire any C corporation from which such "earnings and profits" are attributed or deemed attributed to us by virtue of our acquisition of such C corporation. To the extent that we are required to include items in "REIT taxable income" in advance of the receipt of cash payments associated with such income or are required to expend cash for the repayment of debt or in any other manner for which no current deduction is available in computing our "REIT taxable income" (including, without limitation, distributing any C corporation "earnings and profits"), we may find it necessary to arrange for short-term (or possibly long-term) borrowings, raise funds through the issuance of additional shares of common or preferred stock, or pay dividends in the form of taxable share dividends in order to meet the 95% distribution requirement necessary to maintain our REIT qualification.

     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Although we may be able to avoid being taxed on amounts distributed as deficiency dividends, we will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

RECORDKEEPING REQUIREMENTS

     Pursuant to applicable Treasury Regulations, in order to qualify as a REIT, we must maintain certain records. In addition, to avoid a monetary penalty (with respect to our 1998 and later tax years) or disqualification as a REIT (with respect to our 1997 and earlier tax years), we must have requested and continue to request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares.

FAILURE TO QUALIFY

     If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. It is not possible to predict whether in all circumstances we would be entitled to such statutory relief. Unless we are qualified as a REIT at the time of any sale of our assets, we will not be able to distribute such proceeds as a dividend distribution to stockholders as a means of avoiding the incurrence of a corporate level income tax at regular corporate rates on any gain on sale of such assets. Although a corporate level tax consequence could be avoided if substantially all our assets were disposed of in a transaction qualifying for non-recognition under the reorganization provisions of the Code, due to the carryover basis provisions of the Code applicable to such transactions and the acquiror's inability to "step-up" the basis of those assets for federal income tax purposes to current appreciated values, the consideration offered in such a transaction to us or our stockholders would likely be less than the consideration offered in a purchase of assets described in the preceding sentence.

RECENT REIT LEGISLATION

     Legislation was enacted on December 17, 1999 that made several changes to the REIT provisions of the Code effective January 1, 2001. A REIT's ownership of securities in another corporation that is not a REIT will be subject to the additional percentage limitation that the value of such securities must not represent more than 10% of the value of all of the outstanding securities of such corporation. Certain debt securities issued by individuals, a partnership in which the REIT owns at least a 20% profits interest, and nonconvertible "straight debt" securities are exempt from such additional percentage limitation.

     Also effective on January 1, 2001, a REIT may own up to 100% of the securities of a "taxable REIT subsidiary" subject only to the limitations that the securities of all "taxable REIT subsidiaries" owned by the REIT do not represent an amount in excess of 20% of the value of the assets of the REIT, and the value of all securities of the REIT (including the securities of all taxable REIT subsidiaries) do not represent an amount in excess of 25% of the value of the assets of the REIT. A "taxable REIT subsidiary" is any corporation (other than another REIT and corporations involved in certain lodging, healthcare and franchising activities) owned by a REIT with respect to which the REIT and such corporation jointly elect that such corporation shall be treated as a taxable REIT subsidiary. The amount of deductions for interest paid by a "taxable REIT subsidiary" to its affiliated REIT will be subject to limitations. In addition, a 100% excise tax will be imposed to the extent that certain transactions between a "taxable REIT subsidiary" and its affiliated REIT or the tenants of that REIT are not conducted on an arm's length basis. Under the new legislation, a corporation may convert tax-free into a "taxable REIT subsidiary" prior to January 1, 2004.

     Such legislation also changes the income distribution requirement so that beginning in 2001, a REIT will be required to distribute 90% (rather than 95%) of its "REIT taxable income" and 90% (rather than 95%) of its net income (after tax), if any, from foreclosure property. Such legislation also makes technical changes in the manner of computing pre-REIT accumulated C-Corporation earnings and profits that must be distributed to shareholders in order to retain REIT status.

POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSEQUENCES

     Prospective holders of our common stock should recognize that the present federal income tax treatment of us and an investment in us may be modified by legislative, judicial or administrative action at any time, and that any such action may affect us and investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Service and Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as

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

statutory changes. Revisions in federal tax laws and the interpretations thereof could adversely affect the tax consequences to us or of an investment in us.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

     As used herein, the term "U.S. Stockholder" means a holder of common stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate whose income from sources without the United States is includable in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

TAXATION OF STOCKHOLDERS ON DISTRIBUTIONS

     As long as we qualify as a REIT, distributions made to taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by such U.S. Stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his shares. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Beginning with our 1998 taxable year, we may elect to retain and pay income tax on its net long-term capital gains. In that case, our stockholders would include in income as long-term capital gain their proportionate share of its undistributed long-term capital gains. In addition, the stockholders would be deemed to have paid their proportionate share of the tax paid by us, which would be credited or refunded to the stockholders. Each stockholder's basis in his shares would be increased by the amount of the undistributed long-term capital gains included in the stockholder's income, less the stockholder's share of the tax paid by us.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if such shares have been held for one year or less), assuming that such shares are capital assets in the hands of the stockholder. In addition, any distribution declared by us in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by us during January of the following calendar year. We may be required to withhold a portion of capital gain distributions to stockholders who fail to certify their nonforeign status to us.

     Stockholders may not include in their individual income tax returns any net operating losses or capital losses. Instead, such losses would be carried over by us for potential offset against our future income (subject to certain limitations). Taxable distributions made by us and gain from the disposition of common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a stockholder is a limited partner) against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of common stock or distributions treated as such (or any portion of either), however, will be treated as investment income only if the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

TAXATION OF STOCKHOLDERS ON THE DISPOSITION OF COMMON STOCK

     In general, any gain or loss realized upon a taxable disposition of shares of common stock by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the shares have been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange by a shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent that a distribution made by us is required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of common stock may be disallowed if other shares of the same common shares are purchased within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

     A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. For taxable years ending after 1997, the maximum tax rate on net capital gains applicable to noncorporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain applicable to noncorporate taxpayers from the sale or exchange of "section 1250 property" (i.e., depreciable real property) is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property."

     With respect to distributions designated by us as capital gain dividends and any retained capital gains that we are deemed to distribute in taxable years beginning on and after January 1, 1998, we may designate (subject to certain limits) whether such a dividend or distribution is taxable to its noncorporate stockholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual amount of $3,000, and capital losses not currently deductible due to such limitation may be carried forward indefinitely. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     We will report to our U.S. Stockholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide us with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by us to Exempt Organizations generally will not constitute UBTI, provided that (i) the Exempt Organization has not financed its acquisition of shares of Common Stock with acquisition indebtedness within the meaning of the Code and (ii) the shares of Common Stock are not otherwise used by the Exempt Organization in an unrelated trade or business. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of our stock (by value) may be required to treat a percentage of the dividends received with respect to our shares as UBTI (the "UBTI Percentage"). The UBTI Percentage equals the gross income derived by us from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of our outstanding stock (by value) only if (i) the UBTI Percentage is at least 5%, (ii) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of us in proportion to their actuarial interests in the pension trust and (iii) either (A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.

TAXATION OF NON-U.S. STOCKHOLDERS

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, and other foreign holders of common stock (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. NON-U.S. STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

TAXATION OF STOCKHOLDERS ON DISTRIBUTIONS

     Distributions to Non-U.S. Stockholders that are not attributable to gain from sales or exchanges of U.S. real property interests and are not designated by us as capital gains dividends or retained capital gains (i.e., undistributed capital gains to the extent so designated by us) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in common stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a non-U.S. corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with us or
(ii) the Non-U.S. Stockholder files an IRS Form 4224 or its successor form with us claiming that the distribution is effectively connected income. The Service has issued regulations that modify the manner in which we must comply with the withholding requirements. Those regulations are effective for distributions made after December 31, 2000.

     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Stockholder to the extent that such distributions do not exceed the adjusted basis of the Stockholder's common stock but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's common stock, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his common stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate applicable to dividend distributions. However, amounts so withheld are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

     For any year in which we qualify as a REIT, to the extent that a distribution is attributable to gain from sales or exchanges of U.S. real property interests, the distribution will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business without regard to whether we designate such distribution as capital gain dividends. Non-U.S. Stockholders thus would be taxed at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate shareholder not entitled to treaty relief or exemption. We are required to withhold 35% of any distribution that is designated or could be designated by it as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

TAXATION OF STOCKHOLDERS ON THE DISPOSITION OF COMMON STOCK

     Gain recognized by a Non-U.S. Stockholder upon a sale of his common stock generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. We believe that we are currently a "domestically controlled REIT" and, therefore, the sale of common stock will not be subject to taxation under FIRPTA, but such may not be the case in future years (see "--Taxation of Pinnacle") and therefore no assurance can be given that we will continue to be a "domestically controlled REIT." Furthermore, gain not subject to taxation under FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in common stock is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If we were not a "domestically controlled REIT," gain recognized upon the sale of common stock by a Non-U.S. Stockholder generally will not be subject to tax under FIRPTA provided that (a) the common stock is regularly traded, as defined in applicable Treasury Regulations, on an established securities market and (b) the Non-U.S. Stockholder held 5% or less of our common stock at all times within a specified testing period. If the gain on the sale of common stock were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations). In addition, the purchaser would be required to withhold 10% of the purchase price and remit such amount to the Service.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     We will report to our Non-U.S. Stockholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a Non-U.S. Stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder certifies as to its Non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our paying agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied). The Service has issued final regulations regarding the backup withholding rules that apply to Non-U.S. Stockholders. Those regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 2000. Such regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards.

ESTATE TAX

     Common stock held (or treated as held) by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be includable in the individual's estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes.

POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSEQUENCES

     Prospective holders of common stock should recognize that the present federal income tax treatment of us and an investment in us may be modified by legislative, judicial or administrative action at any time, and that any such action may affect us and investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Service and Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and the interpretations thereof could adversely affect the tax consequences to us or of an investment in us.

OTHER TAX CONSEQUENCES

     We, our Corporate Subsidiaries or our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN PINNACLE.

                                  UNDERWRITING


     Subject to the terms and conditions of an underwriting agreement (the "Underwriting Agreement"), the underwriters named below (the "Underwriters") have severally agreed to purchase from Pinnacle and the selling stockholders the following respective number of shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement.



                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
Deutsche Bank Securities Inc................................
Goldman, Sachs & Co.........................................
Raymond James & Associates, Inc.............................
Salomon Smith Barney Inc....................................
Banc of America Securities LLC..............................
Credit Suisse First Boston Corporation......................
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated....................................
                                                              ---------
            Total...........................................  8,000,000
                                                              =========



     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold pursuant to the Underwriting Agreement if any of the shares of common stock being sold pursuant to the Underwriting Agreement are purchased. In the event of a default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.


     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase the shares of common stock offered hereby are subject to conditions. The Underwriters are obligated to purchase all of the shares of common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.


     We have been advised by the Underwriters that the Underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at a price
that represents a concession not in excess of $       per share under the public
offering price. The Underwriters may allow, and these dealers may re-allow, a
concession not in excess of $       per share to other dealers. The expenses of
this offering, all of which are being paid by Pinnacle, are estimated to be $1,000,000.



     We have granted to the Underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 1,200,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The Underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the Underwriters exercise the option, each of the Underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to 8,000,000. We will be obligated, pursuant to the option, to sell these shares to the Underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the Underwriters will offer additional shares on the same terms as those on which the 8,000,000 shares be being offered.



     We have agreed to indemnify the Underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended.



     Certain of our officers, directors and stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any portion of, any common stock for a period of 90 days after the date of this prospectus supplement without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with Deutsche Bank Securities Inc.



     Deutsche Bank Securities Inc., Raymond James & Associates, Inc., Banc of America Securities LLC and Salomon Smith Barney Inc. and certain of their affiliates acted as underwriters in connection with the IPO, the July

1999 Offering and the January 2000 Offering and as initial purchasers of our 5.5% convertible subordinated notes. Goldman, Sachs & Co. was an initial purchaser of our 10% senior discount notes and an underwriter for the January 2000 Offering. Banc of America Securities LLC was an initial purchaser of our 10% senior discount notes and is a lender and agent under our credit facility. Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliate served as underwriters for the July 1999 Offering and the January 2000 Offering and were initial purchasers of our convertible subordinated notes. In addition, affiliates of Deutsche Bank Securities Inc. and Raymond James & Associates, Inc. are lenders under our credit facility.



     In order to facilitate the offering of the common stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Specifically, the Underwriters may over-allot shares of the common stock in connection with this offering, thus creating a short position in the common stock for their own account. Additionally, to cover these over-allotments or to stabilize the market price of the common stock, the Underwriters may bid for, and purchase, shares of the common stock in the open market. Finally, the Underwriters also may reclaim selling concessions allowed to an Underwriter or dealer if the underwriting syndicate repurchases shares distributed by that Underwriter or dealer. Any of these activities may maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The Underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.


                                 LEGAL MATTERS


     The validity of our shares of common stock offered hereby will be passed upon for Pinnacle by Holland & Knight LLP, Tampa, Florida. Some legal matters related to this offering will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York.

                                8,000,000 SHARES

                            (PINNACLE HOLDINGS LOGO)

                             PINNACLE HOLDINGS INC.

                                  COMMON STOCK

                  --------------------------------------------

                             PROSPECTUS SUPPLEMENT
                               AUGUST      , 2000

                  --------------------------------------------
                           DEUTSCHE BANC ALEX. BROWN

                              GOLDMAN, SACHS & CO.

                        RAYMOND JAMES & ASSOCIATES, INC.

                               SALOMON SMITH BARNEY

                         BANC OF AMERICA SECURITIES LLC

                           CREDIT SUISSE FIRST BOSTON

                              MERRILL LYNCH & CO.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. All such fees and expenses shall be borne by the undersigned Company (the "Company").

Commission Registration Fee.................................  $ *
Trustee's Fees and Expenses.................................    *
Rating Agencies' Fees.......................................    *
Transfer Agent and Registrar Fees and Expenses..............    *
Legal Fees and Expenses.....................................    *
Accounting Fees and Expenses................................    *
Printing, Engraving and Mailing Expenses....................    *
Miscellaneous...............................................    *
                                                              ---
          Total.............................................  $ *
                                                              ===

------------

* To be filed with a current Report on Form 8-K or an amendment to the registration statement.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation and Bylaws contain provisions limiting the personal liability of its directors for monetary damages resulting from breaches of their duty of care to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law. The Company's Certificate of Incorporation and Bylaws also contain provisions making indemnification of its directors and officers mandatory to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

     The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was illegal. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and require court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Company has obtained directors' and officers' liability insurance, consistent with the provisions of the Delaware General Corporation Law, to protect directors and officers from liabilities under various laws, including the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.1       --  Form of Underwriting Agreement*.
 4.1       --  Certificate of Incorporation+.
 4.2       --  Form of Senior Indenture*.
 4.3       --  Form of Subordinated Indenture*.
 4.4       --  Form of Senior Debt Security*.
 4.5       --  Form of Subordinated Debt Security*.
 4.6       --  Form of Convertible Debt Security*.
 4.7       --  Form of Preferred Stock Certificate of Designation*.
 4.8       --  Form of Warrant*.
 4.9       --  Form of Warrant Agreement*.
 4.10      --  Form of Deposit Agreement*.
 5.1       --  Opinion of Holland & Knight LLP.*
12.1       --  Computation of Ratio of Earnings to Fixed Charges and
               Preferred Stock Dividends.**
23.1       --  Consent of PricewaterhouseCoopers LLP, independent certified public accountants.
23.2       --  Consent of KPMG LLP, independent public accountants.
23.3       --  Consent of Holland & Knight LLP (included in Exhibit 5.1).
24.1       --  Power of Attorney of certain directors and officers of
               Pinnacle (set forth on the signature page of this
               registration statement).
24.2       --  Power of Attorney of officer of Pinnacle.
25.1       --  Form T-1 Statement of Eligibility of Trustee for Senior
               Indenture under the Trust Indenture Act of 1939*.
25.2       --  Form T-1 Statement of Eligibility of Trustee for
               Subordinated Indenture under the Trust Indenture Act of
               1939*.


------------

 + Incorporated by reference to this registration statement.
 * To be filed with a Current Report on Form 8-K or a Post-Effective Amendment to registration statement.

** Previously filed.


ITEM 17.  UNDERTAKINGS

     (a) The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");



             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;


     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this registration statement.


          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (b) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to its Certificate of Incorporation, Bylaws, by agreement or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     (d) The Company hereby undertakes:


          (1) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended, in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.



          (2) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was effective.



          (3) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sarasota, Florida on August 4, 2000.


                                          PINNACLE HOLDINGS INC.

                                          By:        /s/ STEVEN R. DAY
                                            ------------------------------------

                                                    Name: Steven R. Day


                                                Title: Vice President, Chief
                                                          Operating

                                                   Officer and Secretary


     Pursuant to the requirements of the Securities Act, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on August 4, 2000.



                  SIGNATURE                                        TITLE
                  ---------                                        -----
                      *                        President, Chief Executive Officer and
---------------------------------------------    Director (Principal Executive Officer)
              Robert J. Wolsey

              /s/ STEVEN R. DAY                Vice President, Chief Operating Officer and
---------------------------------------------    Director
                Steven R. Day

              /s/ JEFFREY CARD                 Chief Financial Officer
---------------------------------------------
                Jeffrey Card

                      *                        Director
---------------------------------------------
              G. Peter O'Brien

                      *                        Director
---------------------------------------------
                 Paula Boggs

                      *                        Director
---------------------------------------------
               J. Clarke Smith

           *By: /s/ STEVEN R. DAY
---------------------------------------------
                Steven R. Day
              Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.1      --   Form of Underwriting Agreement*.
 4.1      --   Certificate of Incorporation+.
 4.2      --   Form of Senior Indenture*.
 4.3      --   Form of Subordinated Indenture*.
 4.4      --   Form of Senior Debt Security*.
 4.5      --   Form of Subordinated Debt Security*.
 4.6      --   Form of Convertible Debt Security*.
 4.7      --   Form of Preferred Stock Certificate of Designation*.
 4.8      --   Form of Warrant*.
 4.9      --   Form of Warrant Agreement*.
 4.10     --   Form of Deposit Agreement*.
 5.1      --   Opinion of Holland & Knight LLP.*
12.1      --   Computation of Ratio of Earnings to Fixed Charges and
               Preferred Stock Dividends.**
23.1      --   Consent of PricewaterhouseCoopers LLP, independent certified public accountants.
23.2      --   Consent of KPMG LLP, independent public accountants.
23.3      --   Consent of Holland & Knight LLP (included in Exhibit 5.1).
24.1      --   Power of Attorney of certain directors and officers of
               Pinnacle (set forth on the signature page of this
               registration statement).
24.2      --   Power of Attorney of officer of Pinnacle.
25.1      --   Form T-1 Statement of Eligibility of Trustee for Senior
               Indenture under the Trust Indenture Act of 1939*.
25.2      --   Form T-1 Statement of Eligibility of Trustee for
               Subordinated Indenture under the Trust Indenture Act of
               1939*.


------------

 + Incorporated by reference to this registration statement.
 * To be filed with a Current Report on Form 8-K or a Post-Effective Amendment to registration statement.

** Previously filed.